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Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

MERIT CAPITAL ADVANCE, LLC

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ANNEX

Annex A:	Definitions

SCHEDULES

Schedule 3.2	Members, Capital Commitments and Capital Accounts
Schedule 6.4(a)	Initial Board of Directors

EXHIBITS

Exhibit A:	Form of Membership Interest
Exhibit B:	Form of LEAF Services Agreement
Exhibit C:	Form of Member Interest Transfer
Exhibit D:	Form of Merchant Advance Contract
Exhibit E:	Form of Participation Agreement
Exhibit F:	Form of Class A Note
Exhibit G:	Underwriting Manual

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LIMITED LIABILITY COMPANY AGREEMENT

OF

MERIT CAPITAL ADVANCE, LLC

LIMITED LIABILITY COMPANY AGREEMENT (this "LLC Agreement") of MERIT CAPITAL ADVANCE, LLC (the "Company"), dated as of March 15, 2007 is entered into by the undersigned members (each, a "Member").

ARTICLE I

FORMATION OF THE COMPANY

Section 1.1 Formation of the Company. The Company was formed as a limited liability company under the LLC Act by the filing of its Certificate of Formation on November 14, 2006 (the "Formation Date") with the Office of the Secretary of State of the State of Delaware.

Section 1.2 Name. The name of the Company is "Merit Capital Advance, LLC", and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name; provided, however, that the Managing Member may change the name of the Company only upon executing and filing an amendment to the Certificate of Formation and delivering notice thereof to all the Members and the Class A Noteholder.

Section 1.3  Business of the Company. The purposes of the Company are limited to (i) issuing (x) the Class A Note, (y) the Class A Interests issuable upon Conversion of the Class A Note (as provided therein), and (z) the Class B Interests, (ii) entering into Merchant Advance Contracts with counterparties, (iii) owning, managing, protecting, conserving and disposing of the Permitted Assets and (iv) engaging in such other activities related to the foregoing as are approved by the Required Directors. The Company, and the Managing Member on behalf of the Company, may, subject to Article VI, enter into and perform the Transaction Documents and all documents, agreements, certificates and financing statements contemplated thereby, all without further act, vote or approval of any Person. The authorization set forth in the preceding sentence shall not be deemed a restriction on the power and authority of the Managing Member to enter into other agreements or documents on behalf of the Company in accordance with the terms of this LLC Agreement and the other Transaction Documents, and the Managing Member is hereby directed by the Members to enter into the Transaction Documents to which the Company is to be a party on behalf of the Company and to cause the Company to perform its obligations thereunder. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Section 1.3 and shall have, without limitation, any and all powers that may be exercised on behalf of the Company by the Managing Member pursuant to Article VI.

Section 1.4  Location of Principal Place of Business; Registered Office. The principal place of business of the Company shall be at 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801. The registered office of the Company in the State of Delaware shall be located at 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801, or any successor office designated by the Managing Member by filing an amendment to the Company's Certificate of Formation.

Section 1.5  Filings; Registered Agent.

(a) Filings. Lisa D. Schumm is hereby designated an "authorized person" within the meaning of the LLC Act and has executed and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. After such filing, Lisa D. Schumm ceased to be an authorized person, and the Managing Member is designated as the Company's "authorized person" within the meaning of the LLC Act.

The Managing Member shall take any and all other actions necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation, execution and filing of amendments to the Certificate of Formation and such other certificates, documents and instruments as may be required by law. In addition, the Managing Member may, with prior written notice to the Class A Noteholder or the Class A Members, as the case may be, register or qualify the Company as a limited liability company in any jurisdiction in which registration or qualification is necessary or appropriate because of properties or activities of the Company in that jurisdiction.

(b) Delivery of Certificates, etc. in Connection With Qualification of the Company. At the request of the Managing Member, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this LLC Agreement that are necessary or appropriate to form, qualify, continue and, in connection with a liquidation of the Company in accordance with Article XII, terminate the Company as a limited liability company under the laws of the State of Delaware and to qualify, continue and terminate the Company as a foreign limited liability company in all other jurisdictions in which the Company may so qualify, all to the extent contemplated and required by this LLC Agreement.

(c) Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be Andrew M. Lubin, 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801, or any successor as appointed by the Managing Member by filing an amendment to the Company's Certificate of Formation.

(d) Dissolution. Upon the dissolution and completion of the winding up and liquidation of the Company, the Liquidator, as an authorized person within the meaning of the LLC Act, shall promptly execute and cause to be filed statements of intent to dissolve and certificates of cancellation in accordance with the LLC Act and the laws of any other states or jurisdictions in which the Liquidator deems such filing necessary or advisable.

Section 1.6 Term. The term of the Company commenced on the Formation Date and shall continue until the Company's Certificate of Formation is cancelled following the winding up and liquidation of the Company and the completion of its business following a Liquidating Event as provided in Article XII.

Section 1.7 Title to Company Property. All Company Property shall be owned by the Company as an entity, and no Member shall have any ownership interest in such property in its individual name or right. Each Member's interest in Company shall be personal property for all purposes. The Company shall hold all of its property in the name of the Company and not in the name of any Member.

Section 1.8 Payments of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.

Section 1.9 Limited Initial Capacity of Class A Noteholder. The Class A Noteholder is executing and delivering this Agreement solely as the holder of the Class A Note, in order to be provided with the rights accorded to it hereunder as such and to evidence its agreement to become bound by this Agreement as the Initial Class A Member upon Conversion of the Class A Note.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this LLC Agreement (including the Schedules and Exhibits hereto) shall have the meanings set forth in Section 1.01 of Annex A hereto, and if not defined therein, in the Transaction Documents.

Section 2.2 Rules of Construction. This LLC Agreement and the definitions referred to in Section 2.1 shall be governed by, and construed in accordance with, the rules of construction set forth in Section 1.02 of Annex A hereto.

ARTICLE III

INTERESTS; MEMBERS; CAPITAL CONTRIBUTIONS;
ADDITIONAL AGREEMENTS

Section 3.1 Interests. There shall be two classes of Interests: a Class A Member Interest and a Class B Member Interest. Certificates in the form attached as Exhibit A hereto (each, a "Certificate of Interest") shall be issued to the Class A Members and the Class B Members to evidence their respective Interests (and Units) herein. Each of the parties hereto hereby acknowledges and agrees that the Interests (and Units) shall constitute "securities" governed by Article 8 of the Uniform Commercial Code as in effect in any applicable jurisdiction. A holder of a Class A Member Interest (and Class A Units) that has been admitted to the Company as a member shall have all of the rights and obligations provided to a Class A Member under this LLC Agreement, and a holder of a Class B Member Interest (and Class B

Units) that has been admitted to the Company as a member shall have all of the rights and obligations provided to a Class B Member under this LLC Agreement. Each Certificate of Interest shall contain a legend containing conspicuous notice of the restrictions on transfers of Interests in this LLC Agreement and the Unitholders Agreement. The Company shall maintain books for the purpose of registering the transfer of limited liability company interests.

Section 3.2  Class A Noteholder, Class A Members and Class B Members.

(a) Class A Noteholder. Upon the Class A Noteholder's execution of a counterpart to this LLC Agreement and payment to the Company by wire transfer of immediately available funds of an amount equal to 100% of the initial principal amount of the Class A Note, and without any further action being necessary, the Company shall duly execute and deliver the Class A Note to the Class A Noteholder. Upon Conversion of the Class A Note at the Class A Noteholder's election as provided therein, and without any further action being necessary, the Class A Noteholder shall be admitted to the Company as the Initial Class A Member. The name and address of the Class A Noteholder shall be as set forth in Schedule 3.2 hereto. The Managing Member is hereby authorized and directed to execute and deliver the Class A Note in the name of the Class A Noteholder, and upon such execution and delivery, the Class A Note shall be duly authorized and validly issued. The Managing Member is hereby authorized and directed to execute and deliver Certificate(s) of Interest in the name of the Initial Class A Member representing its Class A Member Interest (and Class A Units) issuable upon Conversion of the Class A Note, and upon such execution and delivery, such Class A Member Interest (and Class A Units) shall be duly authorized and validly issued. It is understood and agreed that this Agreement and the Unitholders Agreement shall bind the Class A Noteholder as the Initial Class A Member upon Conversion of the Class A Note.

(b) Initial Class B Member. Upon its execution of a counterpart to this LLC Agreement, and without any further action being necessary, the Initial Class B Member is hereby admitted to the Company as a Class B Member and shall be listed on Schedule 3.2 as such. The name and address of the Initial Class B Member and the Capital Account balance of the Initial Class B Member on and as of the Closing Date shall be as set forth in Schedule 3.2 hereto. The Managing Member is hereby authorized and directed to execute and deliver a Certificate of Interest in the name of the Initial Class B Member representing its Class B Member Interest (and Class B Units), and upon such execution and delivery, such Class B Member Interest (and Class B Units) shall be duly authorized and validly issued.

Section 3.3 Capital Contributions, Additional Units and Additional Members.

(a) Initial Capital Contributions of Members. The Initial Class B Member hereby agrees to make a Capital Contribution to the Company on the Closing Date in an aggregate amount equal to, but not in excess of, the amount set forth opposite the Class B Member's name in Schedule 3.2 hereto (such Capital Contribution, and the deemed Capital Contributions of the Class B Member described in the following sentence, such Member's "Capital Commitment"). In consideration for the Initial Class B Member's Capital Commitment, the Initial Class B Member shall receive the number of Class B Units set forth on Schedule 3.2 for the Class B Member. Upon Conversion of the Class A Note, the Class A Noteholder shall be deemed to have made a Capital Contribution to the Company on the date of Conversion in an amount equal to the outstanding principal amount of the Class A Note being converted on such date, and shall receive the number of Class A Units specified in the Class A Note. No Member shall be obligated to make any other Capital Contributions to the Company.

(b) Additional Capital Contributions. As and when at any time the Required Directors determine that the Company requires additional capital to carry out the business of the Company, the Managing Member shall cause the Company to deliver to each Member a notice (a "Capital Call Notice") setting forth (i) the aggregate amount to be contributed by all of the Members (a "Requested Amount"), (ii) the general purposes to which such contributions are to be applied and (iii) the date by which Members wishing to participate in such capital call must elect to so participate, which may not be earlier than the fifth Business Day following delivery of such Capital Call Notice (the "Election Deadline"). Each Member may elect to contribute an amount equal to (x) its Percentage Interest multiplied by (y) such Requested Amount (its "Pro Rata Share") by providing the Company with written notice of such election by the Election Deadline, which notice shall set forth the maximum amount, up to the Requested Amount, that such Member is willing to contribute to the Company in accordance with this Section 3.1(b) (such Member's "Maximum Funding Amount"):

(i) If all of the Members elect to participate in such capital call, upon not less than seven Business Days' notice from the Company, each Member shall make a Capital Contribution to the Company in an amount equal to its Pro Rata Share by wire transfer of immediately available funds to a Company account designated by the Company in such notice.

(ii) If less than all of the Members elect to participate in such capital call:

(A) first, upon not less than seven Business Days' notice from the Company, each Member electing to participate in such capital call shall make a Capital Contribution to the Company in an amount equal to its Pro Rata Share by wire transfer of immediately available funds to a Company account designated by the Company in such notice;
(B) second, to the extent such Requested Amount exceeds the aggregate Capital Contributions to be made by the Members pursuant to the preceding clause (A), upon not less than three Business Days' notice from the Company, such Members electing to participate in such capital call shall make aggregate Capital Contributions (in addition to those set forth in clause (A) above) of such excess in proportion to their respective Maximum Funding Amounts by wire transfer of immediately available funds to a Company account designated by the Company in such notice; provided, however, that no Member shall be required to contribute pursuant to this clause (B), when taken together with amounts to be contributed pursuant to clause (A), an amount in excess of its Maximum Funding Amount;

(C) third, to the extent such Requested Amount exceeds the aggregate Capital Contributions to be made by the Members pursuant to the preceding clauses (A) and (B), the Board of Directors may cause the Company to admit one or more Additional Members pursuant to Section 3.3(c) for aggregate Capital Contributions not to exceed such excess; and

(D) additional Units of the Class held by each Member making Capital Contributions in accordance with this Section 3.3(b) shall be issued to such Member, such that, after giving effect to such issuance, the Percentage Interest of such Member shall be an amount equal to (I) its Capital Contributions after giving effect to such capital call divided by (II) the aggregate Capital Contributions of all Members after giving effect to such capital call. Upon the issuance of additional Units, the Capital Accounts shall be adjusted consistent with Regulation §§1.704-1(b)(2)(iv)(f) and (g) so that the Capital Account balances of the Members are in proportion to their respective Units immediately following such issuance.

(c) Additional Units; Additional Members.

(i) Subject to the prior approval in writing of the Required Directors, the Company may issue additional Units of any Class at any time and from time to time to any Person (including one or more Members) for any amount of consideration, if any, as determined by the Required Directors and, in the case of a Person who is not a Member, subject to paragraphs (ii), (iii) and (iv) of this Section 3.3(c), admit such Person as an additional Member (an "Additional Member") with all of the rights and obligations of a Member under this Agreement; provided that no such approval of the Required Directors shall be required in connection with the Company's issuance of Class A Units to the Initial Class A Member upon Conversion of the Class A Note (and the Initial Class A Member shall not be an "Additional Member" for purposes of this Agreement). Any additional Units issued by the Company to any Person shall reflect the Contribution Value of the Capital Contributions made by such Person to the Company relative to the Value of the assets of Company at such time net of liabilities of the Company at such time, as determined by the Required Directors. Upon the issuance of additional Units, the Capital Accounts shall be adjusted consistent with Regulation §§1.704-1(b)(2)(iv)(f) and (g) so that the Capital Account balances of the Members are in proportion to their respective Units immediately following such issuance.

(ii) Notwithstanding the provisions of Section 3.3(c)(i), no Person may be admitted as an Additional Member if such admission would cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, cause the Company to be treated as a "publicly traded partnership" within the meaning of Code Section 7704, violate or cause the Company to violate any applicable Federal, state or foreign law, rule or regulation including, without limitation, the Securities Act of 1933, as amended, or any other applicable Federal, state or foreign securities laws, rules or regulations, cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended, or cause some or all of the Company's assets to be "plan assets" or the trading and investment activity of the Company to be subject to ERISA and/or Section 4975 of the Code.

(iii) Each Person desiring to become an Additional Member shall be admitted to the Company upon the approval of the Required Directors and the delivery of a counterpart signature page to this Agreement and the Unitholders Agreement that has been duly executed and delivered to the Company and any other documentation required by the Required Directors.

(d) No Other Capital Contributions. Other than the Capital Contributions provided for in this Section 3.3 and the Capital Contributions of the Initial Class A Member deemed made as provided in Section 3.3(a) upon Conversion of the Class A Note, no Member shall be permitted to make Capital Contributions to the Company without the prior written consent of all Members.

Section 3.4 Additional Agreements Among Members.

(a) Return of Capital Contributions. Except as otherwise provided in Article V, Article XII or in the LLC Act, no Member shall be entitled to demand or receive a return of its Capital Contributions or withdraw its capital from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than Cash.

(b) Return on Capital. No Member shall receive any interest or draw with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this LLC Agreement.

(c) Obligations of the Company. Except as required by the LLC Act, no Member (including the Managing Member) shall be personally liable for the debts, liabilities, contracts or any other Obligations of the Company, solely by reason of being a Member (or Managing Member). Except as otherwise provided by mandatory provisions of applicable state law or the provisions of this Article III, a Member shall not be required to lend any funds to the Company or to make any Capital Contributions to the Company. No Member shall be liable for the payment, repayment or return of any Capital Contributions of the other Members.

(d) Other Investments. Each Member acknowledges that the other Members and their Affiliates are free to engage or invest in an unlimited number of activities or businesses, any one or more of which may be related to the activities or businesses of the Company, without having or incurring any obligation to offer any interest in such activities or businesses to the Company or any Member, and neither this LLC Agreement nor any activity undertaken pursuant to this LLC Agreement shall prevent any Member or its Affiliates from engaging in such activities, or require any Member to permit the Company or any Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this LLC Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation. Each Member acknowledges that certain conflicts of interest may thus arise and hereby agrees that the specific rights with respect to the Members' and their Affiliates' freedom of action provided in this Section 3.4(d), together with the other provisions of this LLC Agreement, are sufficient to protect their respective interests in relation to such possible conflicts and are to be in lieu of all other possible limitations which might otherwise be implied in fact, in law or in equity.

Section 3.5 Representations and Warranties By Each Member.

Each Member hereby represents and warrants to the Company and the other Members that (1) it is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein, (2) the execution, delivery and performance of this Agreement and such other Transaction Documents, and the consummation of such transactions have been duly authorized by it and this Agreement constitutes its legal, valid and binding obligation, (3) its execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by it of such transactions do not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority or any other Person, will not conflict with the provisions of its governing instruments or violate any provisions of applicable law or regulation or any order of any court or regulatory body and will not result in the breach of, or constitute a default, or require any consent, under any agreement, instrument or document to which it or any of its Affiliates is a party or by which it, any of its Affiliates or any of their respective property may be bound or affected (other than, in the case of the Initial Class B Member and the Managing Member, the written approval of the Agent and the Required Lenders under (and as defined in) the LEAF Warehousing Facility, which has been obtained and is in full force and effect) and (4) it is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not acquiring its Member Interests with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States and understands the restrictions on transfer applicable to the Member Interests contained herein and in the Certificate of Interest.

Section 3.6 Permitted Reorganization. The Required Directors shall have the power and authority to direct the Managing Member to cause the Company to reorganize into a corporation, whether by conversion into a corporation, merger into a corporation, having all of the Members contribute their Units to a corporation or otherwise (the "Permitted Reorganization") and the Members agree to do all things reasonably requested by the Required Directors to effect such Permitted Reorganization. Upon the consummation of the Permitted Reorganization, each Unit shall be converted into a number of shares of common stock of the Successor Corporation as is determined by the Board of Directors.

ARTICLE IV

ALLOCATION OF NET INCOME AND NET LOSSES

Section 4.1 Allocation of Net Income and Net Losses. Except as otherwise provided in this Article IV, the Company's Net Income or Net Losses, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Allocation Period shall be allocated to the Members for Capital Account purposes in proportion to the Members' Percentage Interests.

Section 4.2 Special Allocations. (a) Minimum Gain Chargeback/Member Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for an

Allocation Period, then there shall be allocated to each Member items of Company income and gain for that Allocation Period (and if necessary subsequent Allocation Periods) equal to that Member's share of the net decrease in Company Minimum Gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the Internal Revenue Service pursuant to Regulation § 1.704-2(f)(5), provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Tax Matters Member may exercise reasonable discretion on behalf of the Company, which discretion shall be exercised in good faith so as not to prejudice the interests of any Member. Allocations of excepted items and other items pursuant to the previous sentence shall be made in proportion to the respective amounts of the Members' shares of Company Minimum Gain under Regulation § 1.704-2(g). The items to be so allocated shall be determined in accordance with Regulation §§ 1.704-2(f)(6) and 1.704-2(j)(2). The foregoing is intended to be a "minimum gain chargeback" provision as described in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Regulation.

If during an Allocation Period there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined in accordance with Regulation § 1.704-2(i)(5)) shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) equal to that Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain. Allocations of excepted items and other items pursuant to the previous sentence shall be made in proportion to the respective amounts of the Members' shares of Member Nonrecourse Debt Minimum Gain under Regulations § 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Regulation §§ 1.704-2(i)(4) and 1.704-2(j)(2). The foregoing is intended to be the "chargeback of partner nonrecourse debt minimum gain" required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

(b) Qualified Income Offset. If during any Allocation Period a Member unexpectedly receives any adjustment, allocation or distribution described in Regulation § 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member's Adjusted Capital Account, there shall be allocated to such Member items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Allocation Period) in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, that an allocation pursuant to this Section 4.2(b) shall be made only if and to the extent that the Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(b) were not in this LLC Agreement. The foregoing isintended to be a "qualified income offset" provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.

(c) Gross Income Allocation. In the event that any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 4.2(c) shall be made only if and to the extent that the Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article IV have been tentatively made as if Section 4.2(b) and this Section 4.2(c) were not in this LLC Agreement.

(d) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Article IV, losses, deductions, or expenditures subject to Code § 705(a)(2)(B) that are attributable to a particular Member Nonrecourse Debt for any Allocation Period shall be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the losses, deductions, or expenditures are attributable in accordance with the rules of Regulation § 1.704-2(i).

(e) Section 754 Adjustments. To the extent Capital Accounts are required under Code §§ 734(b) and 743(b), including by reason of Regulation § 1.704-1(b)(2)(iv)(m)(2) or (4), to reflect the adjustment to the adjusted tax basis of any Company asset as a result of the distribution to a Class A Member in complete liquidation of its Class A Member Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment is an increase in such basis) or loss (if the adjustment is a decrease in such basis) that is allocated to the Members in accordance with their interests pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(2) or to the Member to whom such distribution was made pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(4) as applicable.

Section 4.3 Curative Allocations. The allocations set forth in Sections 4.2(a), 4.2(b), 4.2(c), 4.2(d) and 4.2(e) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with allocations of other items of income, gain, loss or deduction of the Company pursuant to this Section 4.3. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Tax Matters Member, subject to (following the Conversion of the Class A Note) the Majority Class A Members' consent (such consent not to be unreasonably withheld) in the event that the Managing Member is the Class B Member, shall make such offsetting allocations of income, gain, loss or deduction of the Company in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this LLC Agreement and all items of the Company were allocated pursuant to this Article IV without regard to the Regulatory Allocations. In exercising its discretion under this Section 4.3, the Tax Matters Member shall take into account future Regulatory Allocations under Section 4.2(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.2(d) and 4.2(e).

Section 4.4 Other Allocation Rules.

(a) Net Income, Net Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Allocation Period; provided that Net Income, Net Losses and such other items shall also be allocated at such other times as the Gross Asset Values of Company Property are adjusted pursuant to clause (ii) of the definition of Gross Asset Value.

(b) The Members hereby agree to be bound by the provisions of this Article IV in reporting their shares of the Company income and loss for income tax purposes, except to the extent otherwise required by law. Notwithstanding any requirements of law as to allocations for income tax purposes, the Members agree, for purposes of maintaining their Capital Accounts, to be bound by the allocations contained in this Article IV.

(c) To the extent permitted by Regulation § 1.704-2(h)(3), the Members shall endeavor to treat distributions of Cash as having been made from the proceeds of a nonrecourse liability (within the meaning of Regulation § 1.704-2(b)(3)) but only to the extent that such distributions otherwise would cause or increase a deficit balance of any Member's Adjusted Capital Account.

(d) Any fee paid to any Member on the Closing Date shall be treated as a guaranteed payment under Section 707(c) of the Code.

Section 4.5 Tax Allocations; Code § 704(c). In accordance with Code § 704(c) and the applicable Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the applicable Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member, subject to (following the Conversion of the Class A Note) the Majority Class A Members' consent (such consent not to be unreasonably withheld) in the event that the Managing Member is the Class B Member, in any manner that reasonably reflects the purpose and intent of this LLC Agreement and is otherwise in the best interest of the Members, provided that the Company shall elect to apply any allocation method permitted by the Regulations under Code § 704(c). Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, other items, or distributions pursuant to any provision of this LLC Agreement.

Except as otherwise provided in this LLC Agreement, for federal, state and local income tax purposes, all items of income, gain, loss, deduction of the Company, and any other allocations not otherwise provided for shall be allocated for federal income tax purposes to the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 4.1, 4.2 and 4.3.

Section 4.6 Calculation of Depreciation, Etc. Depreciation shall be calculated under the maximum rate and the shortest life permissible under the federal income tax law; provided that if federal income tax law changes in a way which increases the tax benefits available to the Members attributable to the Company's assets (whether by the introduction of an investment tax credit, energy tax credit or otherwise), the Tax Matters Member shall modify the allocations contained in this LLC Agreement or, as necessary, other provisions contained in this LLC Agreement, so as to cause, to the extent commercially reasonable, the Members to obtain the same benefits they had prior to such change; provided, further, that no such modification shall reduce the Cash otherwise Distributable to any Member or cause any Member any adverse federal income tax consequence as compared to the federal income tax law prior to such change.

ARTICLE V

DISTRIBUTIONS; WITHDRAWALS

Section 5.1 Distributions.

(a) Priority of Payment. Except as otherwise provided in Sections 5.2 and 12.2, Distributions to the Members shall be subject to approval of the Required Directors. The Managing Member shall, on the date fixed for a Distribution (the "Distribution Date"), apply such Distribution to the Members in proportion to their Percentage Interests. For purposes of this Section 5.1(a), any transferee or successor to a Member shall be deemed to have made Capital Contributions and received Distributions in respect of its Interest in the amounts and times made by and received by the predecessors in interest to such Member in respect of that Interest. Calculations of amounts to be distributed on each Distribution Date in accordance with the priority set forth above shall be the responsibility of the Managing Member.

(b) No Other Distributions. Except as provided in this Section 5.1 and in Sections 5.2 and 12.2, no other Distributions shall be permitted.

Section 5.2 Tax Distributions. Subject to Section 5.5, for each Fiscal Year, the Company shall, during such Fiscal Year or within the first 90 days following such Fiscal Year or when such taxes become payable, distribute to each Member a distribution in an amount equal to such Member's Presumed Tax Liability for such Fiscal Year (a "Tax Distribution"). Any amount distributed to a Member pursuant to Section 5.1 with respect to a Fiscal Year shall reduce the amount distributable to such Member as a Tax Distribution for such Fiscal Year. Any amount distributed pursuant to this Section 5.2 shall be deemed to be an advance distribution of amounts otherwise distributable to the Members pursuant to Section 5.1 and shall reduce the amounts that would subsequently otherwise be distributed to the Members pursuant to Section 5.1.

Section 5.3 Amounts Withheld. All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign Tax law, with respect to any payment, distribution or allocation to the Company or the Members and treated by the Code (whether or not withheld pursuant to the Code) or any such Tax law as amounts payable by or in respect of the Members or any Person owning an interest, directly or indirectly, in such Member, shall be treated as a Distribution to the Members with respect to which such amount was withheld pursuant to this Article V for all purposes under this LLC Agreement (including an appropriate debit to such Member's Capital Account).

Section 5.4 Making of Payments. Unless otherwise expressly provided herein, all distributions or payments to the Members pursuant to any provision of this LLC Agreement shall be made no later than 3:00 p.m., New York City time, on the day of distribution or payment, and, at the time of any such distribution or payment, the Managing Member shall provide to the Members a notice identifying the nature of the distribution or payment, the Section or Sections of this LLC Agreement pursuant to which it is being made and the amount being distributed or paid pursuant to each such Section.

Section 5.5 Limitation on Distributions.  Notwithstanding any other provision of this LLC Agreement, the Company shall not be required to make a distribution to a Member if such distribution would violate the LLC Act or any other Applicable Law.

ARTICLE VI

MANAGEMENT

Section 6.1 Management of the Company.

(a) Except for actions requiring the approval of the Company's Board of Directors pursuant to Section 6.4 hereof and as otherwise provided herein (including Section 7.4), the overall management, control and administration of the business and affairs of the Company shall be vested with the Managing Member, which shall be a "manager" within the meaning of the LLC Act. The Managing Member shall have the authority to exercise all powers necessary and convenient for the purposes of the Company enumerated in Section 1.3, on behalf and in the name of the Company, subject to compliance with the restrictions and other provisions of this LLC Agreement. At any time following the Conversion of the Class A Note, the Majority Class A Members shall have the right to remove the Initial Class B Member as Managing Member upon the occurrence of any Board Reduction. Upon the delivery, at any time following the Conversion of the Class A Note, of written notice of such removal by the Majority Class A Members to the Initial Class B Member after the occurrence of any Board Reduction, the Member designated by the Majority Class A Members shall, upon its written acceptance of such position and without further act, become the Managing Member of the Company for all purposes of this LLC Agreement and the Initial Class B Member shall no longer be the Managing Member. The Initial Class B Member agrees to perform all actions reasonably requested by the new Managing Member to effectuate such transfer of management. If, following the Conversion of the Class A Note, the Majority Class A Members remove the Managing Member and appoint a new Managing Member, to the fullest extent permitted by law, the new Managing Member shall not be responsible for any of the past actions of the removed Managing Member and shall have no liability for the failure to take or perform any obligation of the Managing Member hereunder to the extent such obligation is not capable of being performed as a result of actions or omissions of the removed Managing Member.

(b) The Managing Member shall have the authority on behalf and in the name of the Company to perform all acts necessary and desirable for the objects and purposes of the Company, subject only to the restrictions expressly set forth in this LLC Agreement (including Sections 6.3, 6.4, 6.5 and 7.4) and subject to the rights of the Liquidator to liquidate the Company and take all actions incidental thereto during the period of liquidation. Subject to such restrictions, the authority of the Managing Member shall include the authority to:

(i) engage in transactions and dealings on behalf of the Company, including transactions and dealings with any Member or any Affiliate of any Member;

(ii) call meetings of the Members or any class thereof;

(iii) vote any equity interests, Financial Investments or other Permitted Assets held by the Company;

(iv) purchase or otherwise acquire the Permitted Assets and cause the Subsidiaries to purchase or otherwise acquire the Permitted Assets;

(v) determine and make Distributions, in Cash or otherwise, on the Interests in accordance with the provisions of this LLC Agreement and the LLC Act;

(vi) appoint (and dismiss from appointment) officers, attorneys and agents on behalf of the Company, and engage (and dismiss from engagement) any and all Persons providing legal or financial services to the Company, or such other Persons as the Managing Member deems necessary or desirable for the management and operation of the Company (it being understood that the appointment (and dismissal from appointment) of the Company Accountant shall be subject to the prior approval of the Required Directors as provided in Section 6.4(e)(xiii));

(vii) incur and pay all expenses and obligations incidental to the operation and management of the Company;

(viii) open accounts;

(ix) subject to Article XII, effect a dissolution of the Company after the occurrence of a Liquidating Event;

(x) bring and defend (or settle) on behalf of the Company actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission or any arbitrator or otherwise;

(xi) prepare or cause to be prepared reports, statements and other relevant information for distribution to the Members as may be required by this LLC Agreement or the LLC Act and any additional information determined to be appropriate by the Managing Member from time to time;

(xii) execute, deliver and perform the Company's obligations under and exercise the Company's rights under, any of the Transaction Documents, including any certificates and other documents and instruments related thereto;

(xiii) prepare and file all necessary returns and statements and cause the Company to pay all taxes, assessments and other impositions applicable to Company Property pursuant to Section 8.3;

(xiv) borrow under the Credit Agreement to (1) finance the Company's obligations under Merchant Advance Contracts and (2) pay service fees owing by the Company under the LEAF Services Agreement;

(xv)  enter into agreements for the provision of other financing to the Company (subject to the rights of first refusal of the Class A Noteholder and its designated Affiliates as set forth in the Class A Note and of Initial Class A Member and its designated Affiliates as set forth in Section 6.10); and

(xvi) execute all other documents or instruments, perform all duties, exercise all powers, and do all things for and on behalf of the Company necessary or desirable for or incidental to the foregoing.

If the Managing Member is the designee of the Majority Class A Members as provided in Section 6.1(a), the Managing Member will be permitted to outsource one or more of its responsibilities hereunder but shall select such outsource party with reasonable care and the Company shall pay the reasonable fees and expenses of any such outsource party.

(c) Except as otherwise provided herein (including Section 7.4 and 7.5), no Member (other than the Managing Member), as such, shall have any right to, and shall not, take part in the management or affairs of the Company, nor shall any Member (other than the Managing Member), as such, have the power to act for or bind the Company.

Section 6.2 Right to Rely on the Managing Member.

(a) Any Person dealing with Company may rely (without duty of further inquiry) upon a certificate signed by the Managing Member as to:

(i) the identity of the Managing Member, the Class A Members or the Class B Members;

(ii) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Managing Member or that are in any other manner germane to the affairs of the Company;

(iii) the Persons who are authorized to execute and deliver any instrument or document of the Company; and

(iv) any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

(b) To the extent that the Company is permitted or required to dispose of any Company Property in accordance herewith, the signature of the Managing Member shall be sufficient to convey title to any such Company Property, and all of the Members agree that a copy of this LLC Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the Managing Member shall be sufficient to execute any documents necessary to effectuate this or any other provision of this LLC Agreement.

Section 6.3  Restrictions on Authority of the Managing Member. The Managing Member shall not have the authority to:

(a) do any act in contravention of this LLC Agreement or any other Transaction Document;

(b) do any act which would make it impossible to carry on the ordinary business of the Company, except in connection with the dissolution, winding up and termination of the Company as permitted by Article XII;

(c) possess Company Property, or assign the Company's rights in specific Company Property, for other than a Company purpose;

(d) admit a Person as a Member except as provided in this LLC Agreement;

(e) take any action expressly reserved for the Class A Noteholder or the Majority Class A Members, as the case may be, under Section 7.4 hereof; or

(f) take any action that it has been advised by Deutsche Bank AG would cause Deutsche Bank AG to be in violation of the Bank Holding Company Act of 1956, as amended.

Section 6.4 Board of Directors; Approvals. (a) The Company shall have a board of directors (the "Board of Directors") initially composed of three directors appointed by the Initial Class B Member. Prior to the Conversion of the Class A Note, the Class A Noteholder shall have the right from time to time to select, appoint and remove (with or without cause) two observers (each a "Board Observer") who shall be entitled to attend and observe (but not vote at) meetings of the Board of Directors as the representatives of the Class A Noteholder. On and after the Conversion of the Class A Note, the Board of Directors shall be composed of four directors, two of which shall be appointed by the Initial Class A Member and shall act as representatives of the Class A Members on the Board of Directors, and the other two of which shall be appointed by the Majority Class B Members and shall act as representatives of the Class B Members on the Board of Directors. Upon the occurrence of a Board Reduction Event (at any time following the Conversion of the Class A Note), the Majority Class A Members may, by delivering written notice of such election to the Class B Members, elect to reduce the number of directors acting as representatives of the Class B Members from two to one. Such reductions shall be effective upon receipt of such notice. In addition to the foregoing, the Board of Directors shall at all times have at least one director that is an Independent Director; provided that the Independent Director shall only be permitted to vote on the matters specified in Section 6.4(e)(xviii). All directors shall be natural persons. Each director is a "manager" within the meaning of the LLC Act. The initial directors, the Initial Board Observers and the initial Independent Director are listed on Schedule 6.4(a) hereto.

(b) The Majority Class A Members shall have the exclusive right from time to time to select, appoint and remove (with or without cause) the director(s) acting as the representative(s) of the Class A Members on the Board of Directors. The Majority Class B Members shall, except with respect to removals following a Board Reduction Event, have the exclusive right from time to time to select, appoint and remove (with or without cause) the director(s) acting as the representative(s) of the Class B Members on the Board of Directors. Any vacancy occurring on the Board of Directors due to the death, disability, removal or resignation of a director shall be filled by the Member(s) who appointed the director and as whose representative the deceased, disabled, removed or departing director served, and in the case of the Independent Director, shall be filled by the Majority Class B Members with the consent (not to be unreasonably withheld) of the Class A Noteholder or the Majority Class A Members, as the case may be; provided that, following a Board Reduction (after the Conversion of the Class A Note), any such vacancy of the Independent Director shall be filled by the Majority Class A Members. In the event a Member fails or refuses to appoint representatives to the Board of Directors for any reason (and has actual notice of the death, resignation or other refusal to serve of any person previously acting as a member of the Board of Directors and representing such Member) so that for a period of fifteen days or more after such notice there is no representative of such Member acting as a member of the Board of Directors, then such Member shall be deemed to have consented to any actions taken by the Board of Directors (other than any action requiring the vote of the Required Directors) after the expiration of such fifteen day period and prior to the appointment by such Member of a director or directors to act as the representative of such Member on the Board of Directors as provided herein, and the quorum and voting requirements in Section 6.4(c) below shall be modified accordingly. The Board of Directors shall have the power to establish its own procedures for meeting and voting and to appoint one or more committees, in each case subject to the requirements of this Section 6.4.

(c) Subject to Section 6.4(e), a quorum for the conduct of business by the Board of Directors on behalf of the Company shall be (i) prior to the Conversion of the Class A Note, (x) two directors and (y) at least one Board Observer or (ii) on and after the Conversion of the Class A Note, (x) one director appointed by the Majority Class A Members and (y) one director appointed by the Majority Class B Members, in each case then acting and (in the case of each director) entitled to vote, provided that, following a Board Reduction (at any time following the Conversion of the Class A Note), quorum shall be no less than half of the total number of directors then appointed by the Members and acting and entitled to vote (it being understood that the term "majority" for this purpose shall mean more than 50% of the entire number of directors then acting and entitled to vote), and provided further that, (1) prior to the Conversion of the Class A Note and (2) for any matters specified in Section 6.4(e)(xviii) (whether prior to or after the Conversion of the Class A Note), the Independent Director shall also be required in order for quorum to be constituted. For quorum purposes, a director (or, prior to the Conversion of the Class A Note, a Board Observer) may be present in person or by conference telephone, teleconference or any other means wherein each director (and, prior to the Conversion of the Class A Note, each Board Observer) can hear each other director (and, prior to the Conversion of the Class A Note, each Board Observer). No action may be conducted at a meeting unless prior written or telephonic notice (including agenda) has been given to each director (and, prior to the Conversion of the Class A Note, each Board Observer), in the case of a telephonic meeting, personally at least 48 hours prior to the time fixed for such meeting, and in all other cases, at least 10 days prior to the time fixed for such meeting, unless such notice has been waived in writing by each director (and, prior to the Conversion of the Class A Note, each Board Observer) who did not receive notice as required hereby. Any meeting not conducted by conference telephone call shall be held in a location in Philadelphia designated in the notice of such meeting or at such other location as the directors (and, prior to the Conversion of the Class A Note, the Board Observers) shall agree. All directors (and, prior to the Conversion of the Class A Note, each Board Observer) shall use reasonable efforts to attend Board of Directors meetings. If a director (or, prior to the Conversion of the Class A Note, a Board Observer) is unable to attend a requested Board of Directors meeting, such director (or, prior to the Conversion of the Class A Note, such Board Observer) may provide the other directors (and, as applicable, prior to the Conversion of the Class A Note, the other Board Observer(s)) with two alternative dates and times for a meeting to be held within two days of the date originally requested for such meeting and the directors (and, prior to the Conversion of the Class A Note, the Board Observers) shall use good faith efforts to agree upon a mutually acceptable meeting time.

(d) Subject to the other applicable provisions of this Section 6.4, the Board of Directors may take action only by the vote of (i) prior to the Conversion of the Class A Note, at least two directors or (ii) on and after the Conversion of the Class A Note, at least one director appointed by the Majority Class A Members and at least one director appointed by the Majority Class B Members, provided that following a Board Reduction (at any time following the Conversion of the Class A Note), the Board of Directors may (subject to the other applicable provisions of this Section 6.4) take action only by the vote of a majority of the entire number of directors then appointed and acting at a meeting at which a quorum is present (it being understood that the term "majority" for this purpose shall mean more than 50% of the entire number of directors then acting and entitled to vote), and provided further that, for any matters specified in Section 6.4(e)(xviii), the vote of the Independent Director shall also be required. As provided in Section 18-404(d) of the LLC Act but subject to Section 6.4(e), action may be taken without a meeting if a consent in writing setting forth the action so taken is executed by at least such number of directors as would be sufficient to approve the action at a meeting.

(e) The prior written approval of the Required Directors (and, in the case of Sections 6.4(e)(ii), 6.4(e)(viii) (to the extent set forth therein) and 6.4(xvii), the Class A Noteholder) shall be required for the taking of any of the following actions, and notwithstanding any power or authority granted to the Managing Member under the LLC Act, the Certificate of Formation or this LLC Agreement (including Sections 6.1 and 6.5), the Managing Member and the Company shall not have the authority to, and the Managing Member agrees that it shall not take any of the following actions, without first obtaining such approval (in addition to any other approvals that may be required under this LLC Agreement):

(i) permit the Company or any Subsidiary to take any act in contravention of this LLC Agreement or any other Transaction Document;

(ii)  (x) permit the Company to issue any limited liability company interests (including, without limitation, any preferred or non-voting limited liability company interests) in the Company, or permit the Company to issue any rights to acquire any such limited liability company interests (it being understood that the issuance of the Class A Units issuable upon Conversion of the Class A Note shall not require the consent of the

Required Directors or the Class A Noteholder), or (y) permit the Company to reclassify or combine any limited liability company interests in the Company;

(iii) permit the Company or any Subsidiary to acquire any assets other than Permitted Assets;

(iv)  permit the Company or any Subsidiary to incur or suffer to exist any Lien on any of its assets other than pursuant to the Security Agreement and other than Permitted Liens (as defined in the Credit Agreement);

(v) permit the Company or any Subsidiary to merge with any Person or Dispose of all or substantially all of its assets;

(vi)  permit the Company or any Subsidiary to Dispose of any Permitted Asset other than (x) in the case of the Company, any pledge or other disposition under the Security Agreement or any Disposition in the ordinary course of the Company's business and (y) in the case of the Servicer Subsidiary, any Disposition in the ordinary course of such Subsidiary's business;

(vii)  permit the Company or any Subsidiary to incur any Indebtedness, other than (x) Indebtedness of the Company incurred pursuant to the Credit Agreement and (y) Indebtedness of the Company under the Class A Note;

(viii)  permit (A) any Distribution in respect of Interests or (B) any redemption of Interests, other than, in each of clause (A) or (B), as permitted or contemplated by Article V or Article XII of this LLC Agreement or by the Transaction Documents (provided that the prior written approval of the Class A Noteholder shall be required for any redemption of Interests);

(ix)  permit the Company to approve any Budget (including the amount of any working capital and expense reserves), to be established each year; provided, if a new annual Budget is not approved, in order to allow the Company to continue to operate, the applicable Budget of the last approved year will be deemed to be approved until a new approved Budget can be put in place;

(x)  permit the Company or any Subsidiary to (i) amend, modify or waive any provision of the LEAF Services Agreement, any Credit Card Processor Services Agreement or any Relevant Provision of a Merchant Advance Contract, or (ii) enter into any Merchant Advance Contract whose equivalent provisions differ from the Relevant Provisions set forth in the form of Merchant Advance Contract attached as Exhibit D;

(xi)  permit any action by the Company or any Subsidiary in connection with the Company's exercise of its rights under the LEAF Services Agreement, excluding any action regarding a claim of fraud, theft or other misconduct or breach;

(xii)  permit the Company or any Subsidiary to (i) terminate the LEAF Services Agreement, or (ii) enter into after the date hereof, terminate, or change (or consent or fail to object to any change in) the settlement of funds procedures under, any Credit Card Processor Services Agreement;

(xiii) permit the Company or any Subsidiary to select and hire any material external service providers, including accountants and auditors (but excluding counsel) for the Company, other than service providers retained as of the Closing Date and identified to the Class A Noteholder;

(xiv)  permit the Company or any Subsidiary to enter into any business combination, partnership or joint venture with any Person, or to terminate any such arrangement entered into;

(xv)  (i) permit the Company to engage in any business activities other than those conducted and proposed to be conducted on the date hereof, (ii) permit the Servicer Subsidiary to engage in any business activities other than the provision to the Company of services of the type contemplated in the LEAF Services Agreement, (iii) permit the Company or any Subsidiary to enter into Merchant Advance Contracts with counterparties in California (other than Merchant Advance Contracts entered into by the Company with such counterparties while the Company maintains a valid and effective California finance lender license) or (iv) permit the Company or any Subsidiary to do business in any State of the United States of America other than New York, California, New Jersey, Pennsylvania, Florida, Texas and Nevada, or in any country other than the United States of America or any political subdivision of such other country;

(xvi)  permit the Company or any Subsidiary to enter into any agreement or otherwise transact with the Class B Member or any of its Affiliates (other than the Company and its Subsidiaries, and other than as expressly contemplated by the Transaction Documents);

(xvii)  permit the Company or any Subsidiary to voluntarily liquidate or dissolve itself or appoint a Liquidator;

(xviii) permit the Company or any Subsidiary to take any action under the definition of "Voluntary Bankruptcy"; provided that any action described in this clause (xviii) (whether prior to or after a Board Reduction) shall require the affirmative vote of each director (including the Independent Director);

(xix) permit the Company or any Subsidiary to change its Fiscal Year;

(xx) cause the Company or any Subsidiary to be treated as a corporation or other association taxable as a corporation or as a publicly traded partnership for federal income tax purposes or to take a position inconsistent with the Company or any Subsidiary not being treated as a corporation or other association taxable as a corporation except as required by Applicable Law;

(xxi)  permit the Company or any Subsidiary to confess a judgment against the Company or any Subsidiary or settling actions in proceedings in law or in equity in relation to the Company or any Subsidiary before any court or other Governmental Authority;

(xxii)  permit the Company or any Subsidiary (other than the Servicer Subsidiary) to have any employees;

(xxiii) permit the Company to reduce the "Commitments" under the Credit Agreement;

(xxiv) permit the Company or any Subsidiary to incur any voluntary expense, or to enter into any agreement other than the Transaction Documents (and any agreement required to be entered into pursuant to any Transaction Document), that in any such case is not covered in the Budget, if the aggregate of all such expenses, or of all obligations of the Company and its Subsidiaries pursuant to the relevant agreement(s), as the case may be, (i) individually is in excess of $35,000 or (ii) in the aggregate during any annual fiscal period of the Company is in excess of $200,000, unless, in the case of any such voluntary expense, the incurrence thereof is necessary to comply with Applicable Law, and it being understood that the Managing Member shall provide the directors and (if applicable) the Board Observers with at least three Business Days prior written notice of the incurrence by the Company or any Subsidiary of any such expense, or any such entry into by the Company or any Subsidiary of any such agreement, in any such case not so covered (or not reasonably anticipated to be so covered) in the Budget;

(xxv) permit the Company or any Subsidiary to approve any new channel partner for marketing the merchant advance business of the Company and its Subsidiaries (it being understood that a Person which is a counterparty to a Merchant Advance Contract with the Company shall not, as the sole consequence thereof, be deemed to be channel partner of the Company for purposes of this Section 6.4(e)(xxv));

(xxvi) permit the Company to exercise its right under the LEAF Services Agreement to acquire the Servicer Subsidiary, or permit the Company or any Subsidiary to acquire more than five percent of any class of voting securities of, or 25 percent of the equity of, any other Person; or

(xxvii) permit the Company or any Subsidiary to hire any regulatory counsel, provided that DBAH Capital LLC and its Affiliates shall have the right to require that any advice provided by any regulatory counsel to the Company or any Subsidiary be in form and substance satisfactory to DBAH Capital LLC and its Affiliates and in a form expressly permitting DBAH Capital LLC and its Affiliates to rely thereon.

Section 6.5 Conduct of Business by the Company; Other Management Matters.

(a) Covenants of the Company. Anything in this LLC Agreement to the contrary notwithstanding, the Managing Member shall conduct the affairs of the Company and its Subsidiaries such that:

(i) The Company and its Subsidiaries shall maintain books and records and bank accounts separate from those of any other Person.

(ii) All transactions between any Member (or any of their respective Affiliates, other than the Company and its Subsidiaries), on the one hand, and any of the

    Company or any Subsidiary, on the other hand, shall be duly authorized and documented and recorded accurately in the appropriate books and records of such entities, except where normal industry practice does not normally require authorization or documentation.

(iii) The Company and its Subsidiaries shall: (x) maintain separate financial statements, showing their assets and liabilities separate and apart from those of any other Person and not have their assets listed on any financial statement of any other Person, except that the Company's and its Subsidiaries' assets may be included in a consolidated financial statement of an Affiliate if required by GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Company and its Subsidiaries from such Affiliate and to indicate that the Company's and its Subsidiaries' assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (y) otherwise maintain their own records and books of account.

(iv) The Company and its Subsidiaries shall not commingle or pool any of the funds and other assets of the Company and its Subsidiaries with those of any Affiliate of the Company, any Member or any Affiliate of any Member or any other Person, and shall hold all of their assets in their own name.

(v) The Company has done, or caused to be done, and shall do, or cause to be done, all things necessary to observe limited liability company formalities and other organizational formalities and preserve its and its Subsidiaries' existence, and the Company shall abide by all statutory Delaware limited liability company formalities.

(vi) Neither the Company nor any of its Subsidiaries has, nor shall they, guarantee, become obligated for, or hold itself or its credit out to be responsible for, or available to satisfy, the debts or obligations of any other Person or control the decisions or actions respecting the daily business or affairs of any other Person (except as provided for in or permitted under the Transaction Documents).

(vii) Neither the Company nor any of its Subsidiaries shall acquire equity interests of any Affiliate of the Company or of any of the Members or any of their Affiliates (other than Permitted Assets and except as otherwise provided for in or permitted under this LLC Agreement or the other Transaction Documents). Neither the Company nor any of its Subsidiaries shall buy or hold any evidence of indebtedness for borrowed money issued by, or make any loan or advance to, any other Person (other than such evidence of indebtedness for borrowed money, loan or advance constituting Permitted Assets and except as otherwise provided for in or permitted under this LLC Agreement or the other Transaction Documents).

(viii) Neither the Company nor any of its Subsidiaries has made any loans or advances to, or pledged its assets (other than as otherwise provided for in or permitted under the Transaction Documents) for the benefit of, and shall not make any loans or advances (other than the Permitted Assets or as otherwise provided for in or permitted under the Transaction Documents) to, or pledge its assets (other than as otherwise provided for in or permitted under the Transaction Documents) for the benefit of, any Person, including, without limitation, any Affiliate of the Company, any Member, or any Affiliate of any Member.

(xi) The Company and its Subsidiaries shall maintain their assets in a manner such that it is not difficult to segregate, identify or ascertain such assets.

(x) Neither the Company nor any of its Subsidiaries shall assume, guarantee or pay the debts or obligations of any other Person or otherwise pledge its assets for the benefit of any other Person except as otherwise contemplated by the Transaction Documents.

(xi) Neither the Company nor any of its Subsidiaries shall enter into transactions with any of their Affiliates (other than the Company and its Subsidiaries) unless such transactions are on terms and conditions at least as favorable to the Company and its Subsidiaries as the terms and conditions that would be expected to have been obtained, under similar circumstances, from Persons who are not Affiliates of the Company; it being understood that the entering into of any Transaction Document and the performance thereof in accordance with its terms satisfies such standard.

(xii) The Company shall conduct its merchant advance business in accordance with the Underwriting Manual.

(b) Board Reduction Events and Liquidating Events. Promptly upon becoming aware of any Board Reduction Event or Liquidating Event, the Managing Member shall notify the Members of the occurrence of any such Board Reduction Event or Liquidating Event or any event that with notice or lapse of time or both would constitute such an event and the action that Company has taken or proposes to take with respect thereto.

(c) Maintenance of the Company's Existence, etc. At the Company's expense, the Managing Member shall take all actions that may be necessary or appropriate (i) for the continuation of the Company's and each of its Subsidiaries' valid existence as (in the case of the Company) a limited liability company or (in the case of any Subsidiary) a corporation or a limited liability company, in any such case, under the laws of its jurisdiction of formation or organization, and its qualification to do business under the laws of each other jurisdiction in which such existence or qualification is necessary to protect the limited liability of the Members or to enable the Company and its Subsidiaries to conduct the business in which they are engaged or to perform their respective obligations under any agreement to which they are a party, (ii) for the accomplishment of the Company's and each of its Subsidiaries' purposes, including the acquisition, management, maintenance, preservation, and operation of Permitted Assets in accordance with the provisions of this LLC Agreement, the organizational documents of the Subsidiaries and applicable laws and regulations and (iii) to enforce the rights of the Company and each of its Subsidiaries under each of the Transaction Documents. Without limitation of the foregoing, the Managing Member shall cause the Company and its Subsidiaries to maintain all licenses, permits, registrations, authorizations, use agreements, consents, orders or approvals of governmental or quasi-governmental agencies and authorities (whether Federal, state, local, municipal or foreign) necessary to own its properties and to conduct its activities in accordance with all applicable laws, rules, regulations and orders.

(d) Fiduciary Duty. Without limiting its rights under Section 3.4(d), the Managing Member shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company, including the safekeeping and use of all Company Property and the use thereof for the exclusive benefit of the Company and will not conduct the affairs of the Company so as to benefit any other business now owned or hereafter acquired by the Managing Member or any other Member if such conduct also produces a detriment to the Company.

(e) Notice Regarding Qualification to Do Business. The Managing Member shall provide notice to the Class A Noteholder and the Members of any state or jurisdiction in which Company is qualified to do business (other than its jurisdiction of organization and any jurisdiction in which Company is qualified to do business on the Closing Date).

Section 6.6 Compensation and Expenses. No Member or Affiliate of any Member, nor any director (other than the Independent Director) or Board Observer, shall receive any salary, fee, or draw for services rendered to or on behalf of the Company or otherwise in its capacity as a Member or director, as the case may be, nor shall any Member or Affiliate of any Member or any director (other than the Independent Director) or Board Observer be reimbursed for any expenses (other than out-of-pocket travel and other expenses) incurred by such Member, Affiliate, director or Board Observer, as the case may be, on behalf of the Company or otherwise in its capacity as a Member, director or Board Observer, as the case may be; provided that if the Managing Member is the designee of the Majority Class A Members as provided in Section 6.1(a), the designee shall be reimbursed for its out-of-pocket costs and expenses incurred in connection with acting as Managing Member. For the avoidance of doubt, this Section 6.6 shall not apply to the receipt by the Servicer (as defined in the LEAF Services Agreement) of the service fees contemplated therein.

Section 6.7 Execution of other Transaction Documents. Simultaneously with the execution of this LLC Agreement, the Managing Member, on behalf of the Company, shall cause the Company to enter into the Transaction Documents to which Company is a party.

Section 6.8 Compliance with the LLC Agreement. The Managing Member shall exercise its rights hereunder as Managing Member to cause the Company to comply with all of the obligations of the Company set forth in this LLC Agreement.

Section 6.9 Annual Budget. No later than the Closing Date and thereafter, no later than 60 days after the end of each calendar year during the term hereof, the Managing Member shall submit to the Board of Directors a preliminary budget for the Company for the next succeeding calendar year. Such budget shall become final when approved by the Required Directors. This Section 6.9 shall not apply to the Managing Member if the Managing Member is the designee of the Majority Class A Members as provided in Section 6.1(a); provided, that if the Managing Member is the designee of the Majority Class A Members and does not provide a budget in accordance with this Section 6.9, it shall provide the Members with information reasonably requested by a Member as to proposed amounts to be expended by the Company and as to such other matters concerning the business and affairs of the Company as any Member shall reasonably request.

Section 6.10 Initial Class A Member's Right of First Refusal. The Initial Class A Member (and/or any of its Affiliates designated thereby) shall have a right of first refusal to provide (i) any debt or equity financing required by the Company, as approved by the Board, at then-market terms and (ii) any advisory, structuring, underwriting or other services required in connection with the Company's capital raising activities as approved by the Board (including any third party debt financing, equity investment or initial public offering) in exchange for market-rate compensation. For the avoidance of doubt, the rights described in this Section 6.10 shall not apply to additional capital contributions proposed to be made to the Company pursuant to Section 3.3(b) or to the issuance of Class A Units issuable upon Conversion of the Class A Note (or the Capital Contributions of the Initial Class A Member deemed made as provided in Section 3.3(a) upon such Conversion).

ARTICLE VII

ROLE OF NON-MANAGING MEMBERS

Section 7.1 Rights or Powers. Except as otherwise provided herein (including Section 7.4), no Member (other than the Managing Member) shall have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members shall have all the rights and powers specifically set forth in this LLC Agreement. Any Member, any Affiliate thereof or an employee, stockholder, agent, member, manager, director or officer of a Member or any Affiliate thereof, may also be an employee or agent of the Company or the Manager. The existence of these relationships and acting in such capacities will not result in such Member being deemed to be participating in the control of the business of the Company or otherwise by itself affect the limited liability of such Member.

Section 7.2 Voting Rights. Each Member shall have the right to vote only on those matters expressly reserved for its vote (i) as provided in this LLC Agreement or (ii) as required by mandatory provisions of the LLC Act.

Section 7.3 Procedure for Consent. In any circumstances requiring the approval or consent of any Member specified in this LLC Agreement, such approval or consent may, except as expressly provided to the contrary in this LLC Agreement, be given or withheld in the sole and absolute discretion of such Member. If the Managing Member receives the necessary approval or consent of the Members to such action, the Managing Member shall be authorized and empowered to implement such action without further authorization by the Members.

Section 7.4 Special Rights of the Class A Noteholder and Class A Member. Notwithstanding any other provision hereof, the Class A Noteholder or the Majority Class A Member(s), as the case may be, shall have the exclusive right and power to (a) control the liquidation of the Company by appointing the Liquidator as and to the extent set forth in Article XII and (b) deliver a Liquidation Notice in accordance with Section 12.10.

ARTICLE VIII

ACCOUNTING; BOOKS AND RECORDS

Section 8.1 Accounting; Books and Records.

(a) Maintenance of Books and Records. The Company shall maintain at its principal place of business or, upon notice to the Class A Noteholder and the Members, at such other place as the Managing Member shall determine, separate books of account for Company, which shall include a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this LLC Agreement.

(b) Accounting Methods.

(i) The Company shall maintain appropriate books and records in a manner as necessary to comply with GAAP and with the Code and the Regulations, including maintaining a Capital Account and Adjusted Capital Account for each Member.

(ii) All amounts payable under any agreement, other than this LLC Agreement, between the Company on the one hand and the Members or their Affiliates (excluding Company) on the other hand, other than Distributions, shall be treated as occurring between Company and a Person who is not a Member within the meaning of Section 707(a)(1) of the Code and such amounts payable by the Company to any Member or such Member's Affiliates shall be considered an expense or capital cost, as the case may be, of the Company for income tax and financial reporting purposes, and shall not be considered a Distribution to such Member, including in maintaining such Member's Capital Account, and any such amounts payable by any Member or its Affiliates to the Company shall not, except as specifically contemplated by Article III, be considered a contribution to the Company, including in maintaining such Member's Capital Account.

(c) Access to Books, Records, etc. Each Member or any agents or representatives of any Member (subject to reasonable safety requirements), upon reasonable notice and with reasonable frequency during normal business hours, may visit and inspect any of the properties of the Company and examine any information of the Company it may reasonably request and make copies of and abstracts from the financial and operating records and books of account of the Company, and discuss the affairs, finances and accounts of the Company with the Managing Member, all at such reasonable times and as often as such Member or any agents or representatives of such Member may reasonably request. The rights granted to each Member pursuant to this Section 8.1(c) are expressly subject to compliance by such Member with the reasonable confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

Section 8.2 Reports.

(a) In General. The Managing Member shall be responsible for the preparation of (or for causing the preparation of) financial reports of the Company and the coordination of financial matters of the Company with the Company Accountants. Each report delivered by the Company to the Members pursuant to this Section 8.2 shall be accompanied by a representation of a Responsible Officer of the Managing Member that such report presents fairly in all material respects the information contained therein, subject, in the case of the reports to be delivered pursuant to Section 8.2(c), to year-end audit adjustments.

(b) Annual Financial Reports. Within 90 days after the end of each Fiscal Year commencing with the Fiscal Year ending September 30, 2007, the Managing Member shall cause to be prepared and to be delivered to each Member, a consolidated balance sheet as of the last day of such Fiscal Year and a consolidated income statement and consolidated statement of cash flows for Company for (x) in the case of the Fiscal Year ending September 30, 2007, the period from the Formation Date to September 30, 2007, and (y) in the case of any other Fiscal Year, such Fiscal Year, and notes associated with each, in each case prepared in accordance with GAAP and audited by the Company Accountants. The financial statements described in this Section 8.2(b) shall be accompanied by a representation of a Responsible Officer of the Managing Member stating that after reasonable inquiry, it has no actual knowledge of the occurrence of any Board Reduction Event or Liquidating Event (or any event which with the giving of notice or passage of time would reasonably be expected to become such an event) that is then continuing or, if it has any such actual knowledge, specifying each then continuing event.

(c) Quarterly Financial Reports. Within 45 days after the close of each Fiscal Quarter during any Fiscal Year beginning with the Fiscal Quarter ending March 31, 2007, the Managing Member shall cause to be prepared and to be delivered to each Member its unaudited financial statements consisting of a consolidated balance sheet as of the last day of such Fiscal Quarter and a consolidated income statement and a consolidated statement of cash flows for Company for such Fiscal Quarter, in each case prepared in accordance with GAAP except that such quarterly financial statements need not include footnote disclosure and may be subject to ordinary year-end adjustment. The financial statements described in this Section 8.2(c) shall be accompanied by a representation of a Responsible Officer of the Managing Member stating that (x) the financial statements described in this Section 8.2(c) present fairly, in all material respects, the financial position of the Company at the end of the most recently completed Fiscal Quarter and the results of its operations and its cash flows for such Fiscal Quarter, in conformity with GAAP, subject to year end audit adjustments or requirements, and (y) after reasonable inquiry, it has no actual knowledge of the occurrence of any Board Reduction Event or Liquidating Event (or any event which with the giving of notice or passage of time would reasonably be expected to become such an event) that is then continuing or, if it has any such actual knowledge, specifying each then continuing event.

(d) Purchase Option and Liquidation Date Reports. The Managing Member shall cause to be prepared and to be delivered to each Member (x) on any Final Payment Date, a balance sheet as of the applicable Mark-to-Market Measurement Date setting forth the aggregate Mark-to-Market Value for each of the Permitted Assets (a "Mark-to-Market Balance Sheet") together with a certificate by the Managing Member that such statements have been prepared in accordance with this LLC Agreement, subject to adjustment as a result of the audit to be provided pursuant to the following clause (y) and (y) on the date on which final distributions are made to the Members pursuant to Section 12.2 hereof and not later than 75 days after the Purchase Date, certification by the Company Accountants that such statements have been prepared in accordance with this LLC Agreement.

(e) Valuation Reports. The Managing Member shall cause to be prepared contemporaneously with any adjustment to the Gross Asset Values of the Company assets in accordance with clause (ii) of the definition of Gross Asset Value, reports required to determine the Mark-to-Market Value of such assets and (x) in the event any Permitted Asset is acquired by contribution or distributed by the Company, with respect to such Permitted Asset only and (y) upon the occurrence of any adjustment to the Gross Asset Value of all Permitted Assets, with respect to all Permitted Assets, and the Managing Member shall furnish such reports to each Member together with a certification by the Company Accountants that such reports have been prepared in accordance with this LLC Agreement.

(f) Certain Other Information. The Managing Member shall provide to the Members a monthly report no later than the 15th day of each calendar month, which report shall provide in reasonable detail all material financial information with respect to the preceding month; provided that the Managing Member designated by the Majority Class A Members pursuant to Section 6.1 shall not be required to comply with this sentence for a period of six (6) months following such designation. In addition, the Managing Member shall provide to the Members: (i) concurrently with the sending thereof, copies of all written information and reports which the Company (or any Person on its behalf) provides under any of the Transaction Documents and promptly following receipt thereof, copies of all written information and notices which the Company (or any Person on its behalf) receives under any of the Transaction Documents (including, without limitation, weekly cash flow forecasts received by the Company under the LEAF Services Agreement); (ii) as promptly as practicable, any material correspondence or notices to or from any governmental authority, regulatory or self regulatory agencies, or other entities with jurisdiction over the Company or any Subsidiary; (iii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof or any Member; (iv) as promptly as practicable and in any event within five Business Days after having knowledge of the occurrence of each Default (as defined in the Credit Agreement), a statement of the Managing Member setting forth details of such Default and the action which the Managing Member has taken and proposes to take with respect thereto; and (v) as promptly as practicable, such other information as a Member may from time to time reasonably request.

Section 8.3 Tax Matters.

(a) Actions by the Class B Member. The Managing Member is specifically authorized to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law. The Tax Matters Member is authorized to make any and all elections for federal, state, and local tax purposes including any election, if permitted by applicable law: (i) to adjust the basis of Company Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with Dispositions of Interests and Company Distributions; (ii) with the consent of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, or local tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file or cause to be filed any tax returns and execute any tax returns, agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members, provided that the Tax Matters Member's authority to make an election under this Section 8.3(a) is subject to the consent of each Member for which such election could reasonably be expected to have an adverse impact.

(b) Tax Information and Filings. The Tax Matters Member shall deliver or cause to be delivered to each Member necessary tax information for each Member's estimated quarterly tax filings within 45 days of the end of the applicable quarter. The Tax Matters Member shall deliver or cause to be delivered to each Member: (i) on or prior to November 30 of each Fiscal Year, the Tax Matters Member's good faith estimate of the amount of such Member's allocable share of the Company's taxable income or loss for the preceding Fiscal Year and (ii) as soon as practicable after the end of each Fiscal Year of the Company but not later than April 30th of the next succeeding Fiscal Year, necessary tax information for each Member's annual tax filings. The Tax Matters Member shall file or cause to be filed tax or information returns and all other filings for the Company prepared in accordance with the Code, the Regulations and applicable state and local tax laws. The Tax Matters Member shall use reasonable efforts to provide the Members with details concerning the foregoing information upon the reasonable inquiry of a Member.

(c) Tax Classification.

(i) The Tax Matters Member shall take such action as may be required under the Code and Regulations to cause Company to be treated as a partnership for federal income tax purposes.

(ii) To the extent Section 8.3(c)(i) does not govern the state and local tax classification of the Company, the Tax Matters Member shall take such action as may be required under applicable state and/or local law to cause Company to be treated as, and in a manner consistent with a partnership (or the functional equivalent thereof) for state and local income and franchise tax purposes; provided, that the Tax Matters Member shall not take any action under this clause (c)(ii) which would be inconsistent with its obligations under Section 8.3(c)(i).

ARTICLE IX

AMENDMENTS; MEETINGS

Section 9.1 Amendments. Amendments to this LLC Agreement may be proposed by any Member. Following such proposal, the Managing Member shall submit to the Members a verbatim statement of any proposed amendment once counsel for the Company shall have approved of the same in writing as to form, and the Managing Member shall include in any such submission a recommendation as to the proposed amendment. The Managing Member shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. Except as otherwise provided in Section 13.1, no amendment shall be adopted and be effective as an amendment to this LLC Agreement unless it receives the affirmative vote of all of the Members.

Section 9.2 Meetings of the Members.

(a) Meetings of the Members may be called by the Managing Member and shall be called upon the written request of any Member. The request shall state the nature of the business to be transacted. Subject to other requirements specified herein regarding notice periods, notice of any such meeting shall be given to all Members not less than five Business Days nor more than 30 days prior to the date of such meeting, unless in any such case such notice has been waived in writing by each Member who did not receive notice as required hereby. Members may vote in person, by proxy or by telephone at such meeting. Whenever the vote or consent of Members is permitted or required under this LLC Agreement, such vote or consent may be given at a meeting of Members or may be given in accordance with the procedure prescribed in Section 9.3.

(b) For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Managing Member or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty days nor less than one Business Day before any such meeting.

(c) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which the Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it or as provided under the terms of such proxy.

(d) Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.

Section 9.3 Manner of Consent. In the event the consent of one or more Members is required for any action to be taken by the Company, such consent may be given at a meeting, which may be attended or conducted by conference telephone call, or provided in a writing executed by such Members.

ARTICLE X

TRANSFERS OF INTERESTS

Section 10.1 Restriction on Dispositions of Interests.

(a) Dispositions of Class A Member Interests. Subject to Section 10.1(c) and to the Unitholders Agreement and except as provided in Article XI, no Class A Member shall Dispose of its Class A Interest or resign from the Company without the prior written consent of the Majority Class B Members and (so long as the Initial Class A Member and its Affiliates are the Majority Class A Members) the Majority Class A Members; provided that no consent of the Majority Class B Members shall be required if (x) a Board Reduction Event shall have occurred or (y) with respect to a Disposition of a Class A Member Interest by the Initial Class A Member or any of its Affiliates if, after giving effect to such Disposition, the Initial Class A Member and its Affiliates continue to own a majority of the Class A Member Interests; and provided further, that a Class A Member may Dispose of a Class A Member Interest to any Affiliate of such Class A Member in a transfer that complies with Section 10.1(c).

(b) Dispositions of Class B Member Interests. (i) Subject to Section 10.1(c) and to the Unitholders Agreement, no Class B Member shall Dispose of its Class B Interest or resign from the Company without the prior written consent of the Class A Noteholder or the Majority Class A Members, as the case may be; provided, that a Class B Member may Dispose of a Class B Member Interest to any Affiliate of such Class B Member in a transfer that complies with Section 10.1(c).

(c) Prohibited Transfers. No Disposition of an Interest that is a Disqualified Transfer shall be permitted by this Section 10.1.

(d) Class B Member Proxy. If as a result of any transfer permitted by this Section 10.1, there is more than one Class B Member, all Class B Members shall designate a single Class B Member as their attorney-in-fact, in its name and stead, to give or withhold all consents and approvals that each Class B Member shall be entitled to give or withhold, and to exercise all voting rights and other rights, and take all other actions, that such Class B Member is entitled to take pursuant to the provisions of this LLC Agreement until such time as such designation and appointment is revoked in writing, and this Section 10.1(d) shall be, to the extent required by Applicable Law to give it effect, construed as a proxy in favor of such designated Class B Member. The Class B Members or any of them shall provide a copy of any such designation or revocation to the Class A Members or the Class A Noteholder, as the case may be, promptly upon such designation or revocation being effected.

(e) Miscellaneous. Following any transfer by a Member of all of its Interest, such Member shall cease to be a Member. Upon any transfer of any Interest in accordance with this

Section 10.1, the transferee of such Interest will, without further action or consent by any other Member, be admitted as a Class A Member or Class B Member, as the case may be, of the Company upon such transferee's execution and delivery to the Company and each Member of (to the extent such transferee is not already a party thereto) a counterpart to this Agreement and the Unitholders Agreement.

Section 10.2 Prohibited Dispositions. To the fullest extent permitted by law, any purported Disposition of an Interest that is not made in accordance with Section 10.1 or the Unitholders Agreement shall be null and void and of no effect whatever; provided, however, that, if the Company is required to recognize a Disposition of an Interest that is not made in accordance with Section 10.1 or the Unitholders Agreement, the transferred Interest shall be strictly limited to the transferor's rights to allocations and distributions as provided by this LLC Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts or obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company.

To the fullest extent permitted by law, in the case of a Disposition or attempted Disposition of an Interest that is not made in accordance with Section 10.1 or the Unitholders Agreement, the parties engaging or attempting to engage in such Disposition shall be liable to indemnify and hold harmless the Company and the other Members from all losses, costs, liability, and damages that any of such indemnified Persons may incur (including incremental tax liability and reasonable lawyers' fees and expenses) as a result of such Disposition or attempted Disposition and efforts to enforce the indemnity granted hereby.

Section 10.3 Representation on Transfer. Any Person to whom an Interest is transferred in accordance with the terms of this LLC Agreement shall be deemed to make the representations and warranties provided for in Section 3.5 to the Company and each other Member.

ARTICLE XI

PURCHASE AND SALE RIGHTS

Section 11.1 Purchase Option.

(a) Following (i) a material breach by a Member of a term of this LLC Agreement which is not promptly cured, (ii) deadlock between directors of the Company entitled to vote as to a matter requiring the approval of the Required Directors, (iii) a change in Applicable Laws that makes participation by the Class A Noteholder or a Member in this LLC Agreement illegal or subject to a material increase in regulatory or tax costs for the Class A Noteholder or such Member, (iv) Bankruptcy of the Class A Noteholder or a Member, (v) termination of the LEAF Services Agreement, (vi) failure by the Lender to satisfy a funding obligation under the Credit Agreement within five Business Days of any such obligation becoming due thereunder, (vii) failure by LEAF Ventures, LLC to comply with its obligations under the Participation Agreement to purchase a 10% participation interest in any Advance made by the Lender under the Credit Agreement within five Business Days of the making of such Advance (except to the extent that, after giving effect to such purchase, the aggregate outstanding principal amount of participation interests held by LEAF Ventures, LLC in Advances made under the Credit Agreement would exceed $3,000,000), (viii) failure by the Company to comply with any of the operating or financial covenants set forth in Sections 5.02 or 5.03 of the Credit Agreement or to satisfy the EBITDA Funding Condition (as defined in the Credit Agreement) on any date, (ix) the tenth anniversary of this LLC Agreement or (x) delivery of a Liquidation Notice (any of the foregoing events described in clauses (i) through (x), a "Triggering Event"), any Relevant Member (the Relevant Member initiating such election, the "Electing Member") may elect to purchase or cause the purchase of the entire Investment Interest of the other Members and the Class A Noteholder (such other Members and the Class A Noteholder, the "Other Members", and their Investment Interest, the "Other Members' Interest"); provided, that the Electing Member makes an Irrevocable Election and gives written notice (a "Purchase Option Notice") to the Other Members.

(b) Any Purchase Option Notice shall include the following:

(i) a statement that all of the Other Members' Interest is to be purchased;

(ii) a statement specifying the date on which the closing of the purchase and sale of the Other Members' Interest shall occur (the "Purchase Date"), which Purchase Date shall not be less than 60 days nor more than 120 days from the date of the occurrence of the first such Triggering Event; and

(iii) the price at which the Electing Member is offering to purchase the Other Members' Interest, and the price at which the Electing Member would be willing to sell its own Investment Interest to the Other Members (each thereof, a "Purchase Price").

(c)  Upon the receipt of a Purchase Option Notice, the Other Members may either (i) elect to sell, on the Purchase Date, the Other Members' Interest to the Electing Member at the relevant Purchase Price or (ii) deliver an Irrevocable Election to the Electing Member evidencing the Other Members' election to purchase, at the relevant Purchase Price and on the Purchase Date, all but not less than all (in proportion to the Percentage Interests (in the case of the Class A Note, as though Converted)) of the Investment Interest owned by the Electing Member.

(d) Purchase. The closing of the purchase and sale of the Investment Interest to be sold as aforesaid (the "Purchased Interest") shall occur on the Purchase Date and at such place as is mutually agreeable to the Class A Noteholder (if applicable) and the Members, or upon the failure to agree, at the principal place of business of the Company. On the Purchase Date, the Class A Noteholder and/or Member(s) selling the Purchased Interest (the "Selling Members") shall, upon payment of the relevant Purchase Price, deliver to the Member(s) or Class A Noteholder, as the case may be (the "Purchasing Member(s)") or their designee(s) purchasing the Purchased Interest all of their right, title and interest in and to the Purchased Interest purchased, free and clear of any liens, claims, encumbrances, security interests or options by delivery of endorsed Certificates of Interest and/or the Class A Note, as the case may be, and by (in the case of Interests) executing instruments of conveyance attached hereto as Exhibit C. To the fullest extent permitted by law, the transfer of the Purchased Interest shall be made "as-is, where is" without any representation or warranty other than the absence of liens as aforesaid.

The Purchasing Member(s) shall pay or cause to be paid the reasonable costs of such Disposition and closing, including attorneys' fees and filing fees of the Selling Members. For the avoidance of doubt, pending the transfer of the Purchased Interest, the Managing Member shall continue to comply with its obligations under this Agreement and otherwise act in furtherance of the purposes of the Company as set forth in Section 1.3.

(e) Treatment as Purchase Under Section 741. The Members agree to treat the Disposition of Interests pursuant to this Section 11.1 as a purchase and sale under Section 741 of the Code and not as a retirement under Section 736 of the Code.

ARTICLE XII

DISSOLUTION AND WINDING UP

Section 12.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (collectively, "Liquidating Events"):

(a) Liquidation Notice. The date on which, pursuant to Section 12.10, a Liquidation Notice becomes effective to cause a Liquidating Event.

(b) Unanimous Vote. The unanimous vote of the Members to dissolve, wind up, and liquidate Company.

(c) Illegality, etc. The happening of any event that makes it unlawful, impossible, or impractical to carry on the business of the Company or the Delaware Court of Chancery has entered a decree pursuant to Section 18-802 of the LLC Act.

(d) Last Member.  At any time there are no members of the Company unless the Company is continued without dissolution in a manner permitted by the LLC Act.

(e) Triggering Event. If, within ten days of the occurrence of a Triggering Event, (i) no Electing Member shall have delivered a Purchase Option Notice to the Other Members pursuant to Section 11.1(a), and (ii) at such time the Bankruptcy of the Managing Member shall be continuing.

The Members hereby agree that, notwithstanding any waivable provision of the LLC Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.

Section 12.2 Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and thereafter Members, and no Member shall take any action with respect to the Company that is inconsistent with the winding up of the Company's business and affairs; provided that all covenants contained in this LLC Agreement and obligations provided for in this LLC Agreement shall continue to be fully binding upon the Members until such time as Company Property has been distributed pursuant to this Section 12.2 and the Certificate of Formation has been canceled pursuant to the LLC Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company. On the occurrence of a Liquidating Event, the Gross Asset Values of all of the Company's assets shall be adjusted to equal their respective Mark-to-Market Values as of the Mark-to-Market Measurement Date and any Net Income, Gross Income, Net Losses and other items of income, loss, deduction, gain and credit of the Company shall be allocated among the Members as of such Mark-to-Market Measurement Date in accordance with Article IV. The Liquidator shall take full account of the Company's liabilities and Company Property and, except as otherwise provided in Section 12.3, shall, within 75 days of the occurrence of a Liquidating Event or, in the event that the certification by the Company Accountants required by Section 8.2(d) has not been delivered by such 75th day, as soon as practicable after delivery of such accountant's certification but in any event within 90 days of such Liquidating Event, cause Company Property or the proceeds from the sale or disposition thereof (as determined pursuant to Section 12.9), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Applicable Law and notwithstanding anything in this LLC Agreement to the contrary, in the following order (without duplication):

(a) First, to creditors of the Company (including any Class A Member to the extent such Class A Member is a creditor), in satisfaction of all of the Company's debts and liabilities (whether by payment or making provision for payment thereof); and

(b) Second, the balance to the Members in accordance with Article V.

Section 12.3 No Restoration of Deficit Capital Accounts; Compliance With Timing Requirements of Regulations. In the event the Company is "liquidated" within the meaning of Regulation § 1.704-1(b)(2)(ii)(g), (x) distributions shall be made pursuant to this Article XII to the Members who have positive balances in their Capital Accounts in proportion to and to the extent of such positive balances in compliance with Regulation § 1.704-1(b)(2)(ii)(b)(2), and (y) if a Member's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), the Member whose Capital Account has a negative balance shall have no obligation to contribute to the capital of the Company the amount necessary to restore such deficit balance to zero, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

Section 12.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Section 12, in the event the Company is liquidated within the meaning of Regulation §1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, Company Property shall not be liquidated, the Company's debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of Company Property and liabilities to a new limited liability company in exchange for an interest in such new company and, and immediately thereafter, the Company will be deemed to have been liquidated by distributing interests in the new company to the Members.

Section 12.5 Rights of Members. Each Member shall look solely to Company Property for the return of its Capital Contribution and, except as otherwise provided in

Section 12.9, shall have no right or power to demand or receive property other than Cash from Company.

Section 12.6 Notice of Dissolution. The Managing Member shall promptly provide written notice to each of the Members of the occurrence of a Liquidating Event known to it in accordance with Section 6.5(b).

Section 12.7 Character of Liquidating Distributions. All payments made in liquidation of the Interest of a retiring Member, other than payments made under Section 12.2, shall be made in exchange for the interest of such Member in Company Property pursuant to Code § 736(b)(1), including the interest of such Member in goodwill of the Company.

Section 12.8 The Liquidator.

(a) Definition. The "Liquidator" shall mean the Person appointed as Liquidator by the Company, subject to the approval of the Required Directors.

The Liquidator shall have the rights set forth in Section 18-803(b) of the LLC Act and exclusively shall have the rights, power and authority of the Managing Member necessary or appropriate in its discretion to effect the dissolution, winding up and liquidation of the Company. The actions of the Liquidator shall for all purposes be the actions of the Company.

(b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XII and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c) Resignation of Liquidator. At any time any Liquidator may, in its discretion, resign as Liquidator and the Managing Member shall appoint a replacement Liquidator, subject to the approval of the Required Directors.

Section 12.9 Form of Liquidating Distributions. Except as provided in this Section 12.9, for purposes of making distributions required by Section 12.2, the Liquidator may determine whether to distribute all or any portion of Company Property in-kind or to sell all or any portion of Company Property and distribute the proceeds therefrom, provided that the Liquidator shall not distribute Company Property other than Cash to any Member without its consent, and the Liquidator shall be required to reduce Company Property to Cash to the extent necessary to make distributions to the Members pursuant to Section 12.2 in Cash. In the case of a liquidation in kind, the amount distributed shall be deemed to equal to the Mark-to-Market Value of the property distributed on the date of such distribution.

Section 12.10 Liquidation Notice. The Class A Noteholder or any Class A Member (at the direction of the Majority Class A Members) may, at any time on or after the occurrence of a Board Reduction Event, deliver to the Managing Member and the Class B Members a written notice (a "Liquidation Notice") stating that such Board Reduction Event constitutes a Liquidation Event; provided, however, that: (i) the delivery of such Liquidation Notice shall not become effective to cause a Liquidating Event until the expiration of a period of 90 days from the date of delivery of such Liquidation Notice; (ii) the Class A Noteholder or Majority Class A Members, as the case may be, may rescind such Liquidation Notice by delivering to the Managing Member and the Class B Members a rescission notice prior to the end of such 90 day period; and (iii) if a Purchase Option Notice has been delivered in accordance with Section 11.1(a) prior to the expiration of such 90 day period, such Liquidation Notice shall not become effective to cause a Liquidating Event until the day after the Purchase Date specified in such notice (and then if, but only if, the Class A Noteholder or Initial Class A Member or any of their Affiliates shall continue to be the Class A Noteholder or Class A Members, as the case may be, after giving effect to the purchase of Investment Interests effected in connection with such Purchase Option Notice).

Section 12.11 Allocations During Period of Liquidation. For the avoidance of doubt, during the period commencing on the first day of the Fiscal Year during which a Liquidation Event has occurred and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 12.2 hereof, the Members shall continue to share in Net Income, Net Losses, and other items of Company income, gain, loss or deduction in the manner provided in Article IV hereof.

          Section 12.12 Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments. No amendment or waiver of any provision of this LLC Agreement, and no consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Class A Members (at any time following Conversion of the Class A Note) and the Majority Class B Members; provided that (a) no such amendment, waiver or consent having an effect on any Member materially worse than the effect of such amendment, waiver or consent on the Majority Members of any Class shall be effective without the consent of such Member and (b) no such amendment, waiver or consent shall (i) change the definition of "Majority Class A Members", "Majority Class B Members" or "Majority Members" without the consent of all of the Members of the applicable Class, (ii) change this Section 13.1 without the consent of each Member, or (iii) increase or accelerate the payment of any capital contribution obligation of, or decrease the amount or delay the payment of any Distribution payable to, any Member, or limit any Member's right to participate in the election of directors representing the Class of such Member, without, in any such case under this clause (iii), the consent of such Member; and provided further that no such amendment, waiver or consent prior to the Conversion of the Class A Note shall be effective unless consented to in writing by the Class A Noteholder. No such waiver of a provision or consent to a departure in any one instance shall be construed as a further or continuing waiver of or consent to subsequent occurrences, or a waiver of any other provision or consent to any other departure.

Section 13.2 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this LLC Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given, and received for all purposes (a) if delivered personally to the Person or to an officer of the Person to whom the same is directed or (b) when the same is actually received (if during the recipient's normal business hours if during a Business Day, or, if not, on the next succeeding Business Day), if sent by facsimile (followed by a hard copy of the facsimiled communication sent by certified mail, postage and charges prepaid), or by courier or delivery service or by mail, addressed, if to any Member or the Managing Member, to such person at its address or facsimile number set forth on Schedule 3.2 hereto or to such other address as such Person may from time to time specify by notice, and if to any other Person, at its address specified in the Transaction Document pursuant to which such Person is to receive notice or by notice given in the manner provided herein to each other Person entitled to receive notice hereunder, or, in each case, to such other address (and with copies to such other Persons) as the Person entitled to receive notice hereunder shall specify by notice given in the manner provided herein to the other Persons entitled to receive notice under the relevant Transaction Document.

          Section 13.3 No Waiver; Cumulative Remedies. No failure on the part of any Person to exercise, and no delay in exercising, any right under this LLC Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this LLC Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this LLC Agreement are cumulative and not exclusive of any remedies provided by Applicable Law.

Section 13.4 Waiver of Jury Trial. EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LLC AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.5 Counterparts. This LLC Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. To the fullest extent permitted by law, this LLC Agreement may be delivered by facsimile transmission of the relevant signature pages thereof.

Section 13.6 Survival of Representations, Warranties and Indemnities: Entire Agreement. All representations, warranties and indemnities and undertakings to pay costs and expenses contained in this LLC Agreement shall survive (a) the execution and delivery of this LLC Agreement and the other Transaction Documents and (b) performance by each party of its Obligations under this LLC Agreement and each other Transaction Document to which it is a party.

Section 13.7 Severability. Any provision of this LLC Agreement that is prohibited by or unenforceable in any relevant jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall, to the fullest extent permitted by law, not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.8 Construction. The parties intend that every covenant, term, and provision of each Transaction Document shall be construed simply according to its fair meaning and not strictly for or against any party thereto.

Section 13.9 Determination of Capital Accounts. In the event any Class A Member or any Class B Member disputes in an appropriate proceeding the determination of its Capital Account, an independent determination of the Members' Capital Accounts shall be made without any special weight being given to any prior determination made within the discretion of the Managing Member.

Section 13.10 Governing Law. THE LAW OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES) SHALL GOVERN THE VALIDITY OF THIS LLC AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE MEMBERS.

Section 13.11 Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of Company Property.

Section 13.12 Consent to Jurisdiction. Each Member (i) irrevocably submits to the jurisdiction of any Delaware State court or federal court sitting in Wilmington, Delaware in any action arising out of this LLC Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) to the fullest extent permitted by law, consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 13.13 Third Party Beneficiaries. The covenants contained herein are made for the benefit of the parties hereto and permitted successors and assigns of such parties as specified herein, and (except as expressly specified herein) shall not be construed as having been intended to benefit any third party not a party to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this LLC Agreement as of the date above first written.

CLASS A NOTEHOLDER
(executing and delivering this LLC Agreement not as a Member, but solely for the limited initial purposes set forth in Section 1.9):

DBAH CAPITAL LLC

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

INITIAL CLASS B MEMBER:

LEAF VENTURES, LLC
By: LEAF Financial Corporation
Its Managing Member

By:____________________________________
        Name:
Title:

Schedule 3.2

Class A Noteholder	Address
DBAH Capital LLC	60 Wall Street New York, NY 10005

Initial Class B Member	Address	Capital Commitment	Number and Class of Units
LEAF Ventures, LLC	c/o LEAF Financial Corporation 1818 Market Street 9th Floor Philadelphia, PA 19103	$2,500,000	50 Class B Units

Schedule 6.4(a)

Initial Board Observers and Board of Directors

Board Observers Appointed by Class A Noteholder

Spring Hollis

Todd Hirsch

Directors Appointed by Class B Member

Crit DeMent

Robert K. Moskovitz

Miles Herman

Independent Director

Elvran Glazer

ANNEX A TO
LIMITED LIABILITY COMPANY AGREEMENT OF
MERIT CAPITAL ADVANCE, LLC

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01 Definitions. Capitalized terms used in this Annex A and, except as otherwise expressly provided in any Transaction Document with respect to specific capitalized or other terms used in such Transaction Document, capitalized terms used in the Transaction Documents and all appendices, schedules and exhibits thereto, shall in each case have the respective meanings given to them in this Section 1.01. Not all of the terms defined in this Annex A are used in any particular Transaction Document.

"Additional Member" is defined in Section 3.3(c)(i).

"Adjusted Capital Account" means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

(i) credit to such Capital Account any amounts that such Member is obligated to contribute or deemed to be obligated to contribute pursuant to the penultimate sentences of Regulation §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Advance" is defined in the Credit Agreement.

"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of any provision in the LLC Agreement limiting the ability of the Company or any Member to enter into transactions with Affiliates, a Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Allocation Period" means the annual period beginning on January 1 of each year; provided, that (i) the Allocation Period for the first year of the Company shall commence on the Closing Date and end on December 31, 2007 and (ii) in the year in which the Company is liquidated, the final Allocation Period shall end on the date the Company is liquidated.

"Applicable Law" means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, and orders, all binding interpretations thereof, and the related requirements and mandatory conditions of licenses and permits, of any governmental authority, and judgments, decrees, injunctions, writs, orders, or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

"Applicable Rate" means, for any Allocation Period, the highest effective marginal combined U.S. federal, state and local income tax rate (taking into account any deductions and/or credits relating to the payment of state and local taxes and the limitations on deductibility imposed by sections 55, 67 and 68 of the Code for purposes of computing federal taxable income) applicable to individuals or corporations under the Code and the laws of New York state and city on ordinary income or capital gain, as the case may be. In the case of the Initial Class A Member and any Affiliate thereof which is a Class A Member, Applicable Rate shall also take into account any income tax imposed under section 11-503 of the New York City Administrative Code.

"Bankruptcy" means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. A "Voluntary Bankruptcy" means, with respect to any Person: (a) (i)  the failure of such Person generally to pay its debts as such debts become due or (ii) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property or the filing of an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; or (c) action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, that shall not be dismissed or stayed within 60 days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person that shall not be dismissed or stayed within 60 days. With respect to the Members, this definition is intended to supersede the definition of Bankruptcy and similar events set forth in Sections 18-101(1) and 18-304 of the LLC Act.

"Board Observer" is defined in Section 6.4(a).

"Board of Directors" is defined in Section 6.4(a) of the LLC Agreement.

"Board Reduction" means the removal of one of the two directors appointed by the Majority Class B Members following a Board Reduction Event (at any time following the Conversion of the Class A Note) as provided in Section 6.4 of the LLC Agreement.

"Board Reduction Event" means the occurrence and continuance of any of the following events and the failure of any such event to be cured prior to a Board Reduction:

(i) the failure of a Class B Member (including in its capacity as Managing Member) to: (1) make a material Capital Contribution when required under the LLC Agreement, (2) pay any other material amount due from it hereunder or (3) make any material Distribution required pursuant to Article V and, in each case, such failure shall continue for more than five Business Days after written notice of such failure from the Class A Noteholder or the Majority Class A Members;

(ii) a material breach by a Class B Member (including in its capacity as Managing Member) or any Affiliate thereof of any covenant, obligation or agreement to be performed or observed by it under any of the Transaction Documents (other than as specified in clause (i) of this definition) and such breach remains uncured for more than 30 days after a Responsible Officer of the Class B Member has received written notice or has actual knowledge of such breach; provided, that if such breach does not, in the reasonable judgment of the Class A Noteholder or Majority Class A Members, as the case may be, have a material adverse effect on the Company, such 30 day period shall be extended for an additional 60 days so long as the Class B Member is diligently working to fully cure such breach;

(iii) a Bankruptcy of a Class B Member or any of its Affiliates that are party to any Transaction Document;

(iv) an "Event of Default" arising other than primarily as a result of circumstances beyond the Managing Member's reasonable control occurs under the Credit Agreement; or

(v) any representation or warranty made by a Class B Member or any Affiliate thereof in a Transaction Document shall prove to have been incorrect in any material respect when made (or deemed made) and such incorrectness remains uncured for more than 30 days after a Responsible Officer of the Class B Member has received written notice or has actual knowledge of such incorrectness; provided, that if such incorrectness does not, in the reasonable judgment of the Class A Noteholder or the Majority Class A Members, as the case may be, have a material adverse effect on the Company, such 30 day period shall be extended for an additional 60 days so long as the Class B Member is diligently working to cure such incorrectness.

"Budget" means the budget of the Company approved in accordance with Section 6.9 of the LLC Agreement.

"Business Day" means any day of the year except Saturday, Sunday and any day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to close in New York, New York.

"Business Entity" means a corporation (or, when used as an adjective, corporate), limited liability company, partnership (whether general or limited), business trust, joint stock company, unincorporated association, joint venture or other applicable business entity.

"Capital Account" means, with respect to any Member, the capital account in the Company maintained for such Member in accordance with the following provisions:

(i) to each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Net Income and any items in the nature of income or gain allocated to such Member pursuant to Article IV of the LLC Agreement (other than Section 4.5), and the amount of any Company liabilities of such Member assumed by such Member or which are secured by any Company Property Distributed to such Member;

(ii) to each Member's Capital Account there shall be debited: (a) the amount of Cash and the Gross Asset Value of any Company Property Distributed to such Member pursuant to any provision of the LLC Agreement; (b) such Member's distributive share of Net Losses and any items in the nature of expenses or losses, allocated to such Member pursuant to Article IV of the LLC Agreement (other than Section 4.5); and (c) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iii) in the event all or a portion of an Interest in the Company is Disposed of in accordance with the terms of the LLC Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent of the transferred Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

"Capital Contributions" means, with respect to any Member, the amount of Cash and the initial Gross Asset Value of any property (other than Cash) contributed (or deemed to be contributed) to the Company by such Member (or its predecessors in interest) with respect to the Interest held by such Member.

"Cash" means cash, amounts credited to deposit accounts and other immediately available funds that are denominated in Dollars.

"Certificate of Interest" is defined in Section 3.1 of the LLC Agreement.

"Class" in relation to an Interest means that such Interest is a Class A Interest or Class B Interest, as the case may be. An Interest of any Class shall be represented by a Unit of such Class.

"Class A Member" means any Person that has been admitted to the Company as a member and that holds any Class A Units, in each such Person's capacity as a member of the Company, or the collective reference to all such Persons, as the context may require. For the avoidance of doubt, the Class A Noteholder shall not be a Class A Member except upon Conversion of the Class A Note, at which time the Class A Noteholder shall become the Initial Class A Member.

"Class A Member Interest" or "Class A Interest" means an Interest in the Company designated as a Class A Interest under the LLC Agreement.

"Class A Note" means a convertible note in the form attached as Exhibit F to the LLC Agreement issued on the Closing Date by the Company to the Class A Noteholder. On and after Conversion or repayment in full of the Class A Note in accordance therewith, the Class A Note shall be deemed to no longer be outstanding for purposes of this Agreement.

"Class A Noteholder" means DBAH Capital LLC or its successors and assigns as holder(s) of the Class A Note, as the case may be. On and after Conversion or repayment in full of the Class A Note in accordance therewith, there shall no longer be a Class A Noteholder for purposes of this Agreement.

"Class B Member" means any Person that has been admitted to the Company as a member and that holds any Class B Units, in each such Person's capacity as a member of the Company, or the collective reference to all such Persons, as the context may require.

"Class B Member Interest" or "Class B Interest" means an Interest in the Company designated as a Class B Interest under the LLC Agreement.

"Closing Date" means March 15, 2007.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

"Company" means Merit Capital Advance, LLC, the limited liability company formed pursuant to the LLC Agreement and the Certificate of Formation.

"Company Accountants" means KPMG or any other replacement independent accounting firm of national reputation selected by the Managing Member and approved by the Required Directors.

"Company Minimum Gain" has the same meaning as the term "partnership minimum gain" in Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

"Company Property" means all property owned by the Company, including both tangible and intangible property, which shall include, as the context requires, property of any Subsidiary.

"Consolidated" refers, with respect to any Person, to the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

"Contingent Liabilities" means, with respect to any Person, (a) any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person (the amount of obligation under any Contingent Liabilities shall be deemed to be the maximum outstanding amount of the debt, obligation or other liability guaranteed) and/or (b) liabilities that are contingent in nature which would be included as liabilities on the face of the balance sheet of such Person in accordance with GAAP.

"Contribution Value" means the Value of a Company asset contributed by a Member to the Company (net of liabilities secured by such contributed asset that the Company is treated as assuming or taking subject to).

"Conversion" means the conversion of the Class A Note into Class A Units as provided therein, and "Converted" and "Convertible" shall have like meanings.

"Credit Agreement" means the $33,000,000 revolving credit agreement dated as of March 15, 2007 between the Company, as borrower, and the Lender, as the same may be amended, amended and restated, waived, supplemented or modified from time to time.

"Credit Card Processor Services Agreement" means an agreement (howsoever titled), in form and substance satisfactory to the Required Directors, entered into by the Company with a credit card processor acceptable to the Required Directors, providing, among other things, for the payment of the Percentage of Future Credit Card Receivables by such processor to the Company until the Company has received the Specified Amount (as each such term is defined in each applicable Merchant Advance Contract).

"Depreciation" means, for each Allocation Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member, subject to (following the Conversion of the Class A Note) the Majority Class A Members' consent (such consent not to be unreasonably withheld) in the event that the Managing Member is the Class B Member.

"Disposition" means, with respect to any property, any sale, assignment, gift, exchange, lease, conversion, transfer, pledge or other disposition or divestiture of such property, or of any property interest therein, including, without limitation, any transfer by way of a capital contribution. "Dispose" and "Disposed" shall have correlative meanings.

"Disqualified Transfer" means any Disposition of a Member Interest (i) to any Person that is not a United States person within the meaning of Section 7701(a)(30) of the Code, (ii) to any Person that is a tax-exempt entity within the meaning of Section 168(h) of the Code, (iii) in any manner that would cause a termination of the Company under Section 708(b)(1)(B) of the Code, (iv) to any natural person or (v) to any Person that is not an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

"Distribution" means, as applicable, any distribution or dividend or return of capital or any other distribution, payment, remittance or delivery of property or Cash in respect of, or the redemption, retirement, purchase or other acquisition, directly or indirectly, of, any Interest now or hereafter outstanding or the setting aside of any funds for any of the foregoing purposes, including any distribution under Sections 5.1, 5.2 or 5.3 or Article XII of the LLC Agreement. "Distribute", "Distributed" and "Distributive" shall have correlative meanings.

"Dollars" and the sign "$" each mean the lawful currency of the United States.

"Fee Letter" means the Fee Letter dated as of the Closing Date between the Company, LEAF Financial Corporation and DBAH Capital LLC.

"Final Payment Date" means with respect to (i) the liquidation of the Company pursuant to Article XII of the LLC Agreement, the date on which all Company Property is distributed pursuant to Section 12.2 of the LLC Agreement and, (ii) a Member's or Members' election to purchase Interests pursuant to Section 11.1 of the LLC Agreement, the Purchase Date.

"Financial Investments" means:

(a) Cash;

(b) direct general obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, but excluding any of such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemption;

(c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition, and overnight bank deposits and other short-term deposit instruments, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and having a rating of at least "A2" (or the equivalent thereof) by Moody's and at least "A" (or the equivalent thereof) by S&P;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (b) or (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper (having original maturities of not more than 180 days) of any Person rated "P-2" (or the equivalent thereof) or better by Moody's or "A-2" (or the equivalent thereof) or better by S&P; and

(f) money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clauses (a) through (e) above.

"Fiscal Quarter" means (i) the period commencing on the Closing Date and ending on March 31, 2007 and (ii) any subsequent three-month period commencing on each of January 1,

April 1, July 1 or October 1 and ending on the next of March 31, June 30, September 30 and December 31, respectively; provided that the last Fiscal Quarter shall end on the first date on which all Company Property is distributed pursuant to Section 12.2 of the LLC Agreement and the Certificate of Formation has been canceled pursuant to the LLC Act.

"Fiscal Year" means (i) the period commencing on the Closing Date and ending on September 30, 2007 and (ii) any subsequent period commencing on October 1 and ending on the earlier to occur of (a) the following September 30, or (b) the first date on which all Company Property is distributed pursuant to Section 12.2 of the LLC Agreement and the Certificate of Formation has been canceled pursuant to the LLC Act.

"Formation Date" is defined in Section 1.1 of the LLC Agreement.

"GAAP" means United States generally accepted accounting principles as in effect from time to time. Any financial statements or other information required by the Transaction Documents to be prepared in accordance with GAAP shall mean in accordance with GAAP as consistently applied for the period or periods covered by such financial statements or other information.

"Governmental Approval" means, with respect to any Person, any consent, license, approval, registration, permit, sanction or other authorization of any nature which is required to be granted by any Governmental Authority under Applicable Law (a) for the formation of such Person, (b) for the enforceability of any Transaction Document against such Person and such Person's making of any payments contemplated thereunder, and (c) for all such other matters as may be necessary in connection with the performance of such Person's material obligations under any Transaction Document.

"Governmental Authority" means any federal, national, state, provincial, municipal, local, territorial or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body, whether domestic or foreign, having jurisdiction over the matter or matters in question.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset other than a Financial Investment contributed by a Member to the Company shall be the fair market value of the asset on the date of contribution and the initial Gross Asset Value of any Financial Investment shall be equal to its face value, less unamortized discount and plus unamortized premium, if any;

(ii) the Gross Asset Values of all the Company assets shall be adjusted to equal their respective Mark-to-Market Values as determined by the Managing Member and, in the event that the Managing Member is the Class B Member, subject to (following the Conversion of the Class A Note) the Majority Class A Members' consent (such consent not to be unreasonably withheld) (a) upon the issuance of any additional Interest to any person, (b) as specified in Section 12.2 of the LLC Agreement, (c) upon the liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g), and

(d) in connection with the grant of an Interest that is not de minimis as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, provided that an adjustment under clause (a), (b), or (d) of this paragraph shall be made only if the Managing Member, subject to, in the event that (following the Conversion of the Class A Note) the Managing Member is the Class B Member, the Majority Class A Members' consent (such consent not to be unreasonably withheld), reasonably has determined that such adjustment is necessary to reflect the relative economic interests of the Members;

(iii) the Gross Asset Value of any Company Property distributed to any Member shall be adjusted to equal the Mark-to-Market Value of such asset on the date of such distribution;

(iv) the Gross Asset Values of the assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m) and clause (v) of the definition of "Net Income" and "Net Losses" or Section 4.2(e) of the LLC Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to clause (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

(v) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

"Gross Income" means all items of gross income and gain (before reduction for cost of goods sold or similar items of cost) that are realized by the Company.

"Indebtedness" of any Person means, without duplication:

(a) all obligations of such person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases;

(d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined other than accounts payable, deferred revenue and accrued operating expenses incurred in the ordinary course of business in each case to the extent not otherwise constituting Indebtedness under the other terms of this definition;

(e) net liabilities of such Person under all Swap Agreements;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

"Independent Director" means a director that is a natural person and is not and has not been for at least five years from the date of his or her or appointment (i) a direct or indirect legal or beneficial owner of the Company or any Member or any of their respective Affiliates (other than indirectly as a holder of shares in a publicly traded mutual fund), (ii) a relative, supplier, employee, officer, director (other than as an independent director), manager (other than as an independent manager), contractor or material creditor of the Company or any Member or any of their respective Affiliates or (iii) a Person who controls (whether directly, indirectly or otherwise) any Member or its Affiliates or any creditor, employee, officer, director, manager or material supplier or contractor of any Member or its Affiliates.

"Initial Class A Member" means the Class A Noteholder, following Conversion of the Class A Note into Class A Units.

"Initial Class B Member" means LEAF Ventures, LLC.

"Interest" means any limited liability company interest in the Company, including any and all benefits to which the holder of such an interest may be entitled as provided in the LLC Agreement, together with all obligations of such Person to comply with the terms and provisions of the LLC Agreement. The Company has two classes or groups of Interests and Members: Class A and Class B (and two corresponding classes or groups of Units: Class A and Class B). Notwithstanding anything to the contrary herein, a Member's Interest shall not exist separate from such Member's Units, and the Class A Note shall not constitute an "Interest".

"Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

"Investment Interest" means an Interest or the Class A Note, as the context shall require.

"Involuntary Bankruptcy" is defined in the definition of "Bankruptcy".

"Irrevocable Election" means, with respect to a Member's or the Class A Noteholder's proposed purchase of Investment Interests in accordance with Section 11.1, the delivery by such Member or the Class A Noteholder, as the case may be, to the Company of a written notice pursuant to which such Member or the Class A Noteholder, as the case may be, unconditionally covenants and agrees that such purchase shall be consummated on or prior to the Purchase Date, and at the applicable Purchase Price, specified in the relevant Purchase Option Notice.

"LEAF" means LEAF Financial Corporation, a Delaware corporation.

"LEAF Services Agreement" means the services agreement dated as of March 15, 2007 between the Company, LEAF Ventures, LLC and LEAF, substantially in the form of Exhibit B to the LLC Agreement.

"LEAF Warehousing Facility" means the Credit Agreement dated July 31, 2006 by and among LEAF and LEAF Funding, Inc., as Borrowers, the financial institutions party thereto, as Lenders, and National City Bank, as Agent.

"Lender" is defined in the Credit Agreement.

"Lien" means any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), security interest or other security device or arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing).

"Liquidating Events" is defined in Section 12.1 of the LLC Agreement.

"Liquidation Notice" is defined in Section 12.10 of the LLC Agreement.

"Liquidator" is defined in Section 12.8 of the LLC Agreement.

"LLC Act" means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, §§ 18-101, et seq. and any successor statute, as the same may be amended from time to time.

"LLC Agreement" means the Limited Liability Company Agreement of Merit Capital Advance, LLC, dated as of March 15, 2007, and includes this Annex A and all other annexes and schedules attached thereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Majority Class A Members" means the Class A Member or Class A Members holding more than 50% of all outstanding Class A Units; provided that any Class A Member that is an Affiliate of the Class B Member shall be disregarded for purposes of the foregoing calculation (unless the Class B Member and its Affiliates own all of the Class A Member Interests).

"Majority Class B Members" means the Class B Member or Class B Members holding more than 50% of all outstanding Class B Units; provided that any Class B Member that is an Affiliate of the Class A Member shall be disregarded for purposes of the foregoing calculation (unless the Class B Member and its Affiliates own all of the Class A Member Interests).

"Managing Member" means initially the Class B Member of the Company and any replacement Member appointed in accordance with the terms of the LLC Agreement, in such Person's capacity as managing member of the Company.

"Mark-to-Market Balance Sheet" is defined in Section 8.2(d) of the LLC Agreement.

"Mark-to-Market Measurement Date" means (a) with respect to the retirement of any Interest in the Company or the issuance of any additional Interests in the Company to any Person (except for any permitted transferees in accordance with Sections 10.1(a) or (b) of the LLC Agreement), the last day of the Fiscal Quarter preceding the Fiscal Quarter during which the retirement or issuance, as the case may be, occurs; (b) with respect to the liquidation of the Company pursuant to Section 12.2 of the LLC Agreement, the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter during which the earlier of (i) the Liquidating Event giving rise to such liquidation occurred or (ii) if applicable, the Board Reduction Event giving rise to such Liquidating Event occurred; or (c) with respect to the exercise of the Purchase Option, the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter during which the earlier of (i) the date on which the Purchase Option Notice was delivered or (ii) if the Purchase Option Notice was delivered after a Board Reduction Event, the Board Reduction Event occurred.

"Mark-to-Market Value" means (a) prior to a Mark-to-Market Measurement Date, the sum of the initial Gross Asset Values of the assets held by the Company, and (b) on or after a Mark-to-Market Measurement Date, the sum of the Mark-to-Market Values of each asset owned by the Company net of all applicable liabilities not taken into account in the calculation of Asset Values.

"Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Regulations § 1.704-2(b)(4).

"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt equal to Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability with the meaning of Regulation § 1.704-2(b)(3), determined in accordance with Regulation § 1.704-2(i)(3).

"Members" means each Class A Member and each Class B Member, collectively. "Member" means any one of the Members.

"Merchant Advance Contract" means a contract substantially in the form of Exhibit D to the LLC Agreement.

"Moody's" means Moody's Investors Service, Inc. or any successor by merger, consolidation or otherwise to its business.

"Net Income" and "Net Losses" means, for each Allocation Period, an amount equal to the Company's taxable income or loss for such Allocation Period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition of "Net Income" and "Net Losses" shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulation § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition of "Net Income" and "Net Losses" shall be subtracted from such taxable income or loss;

(iii) in the event the Gross Asset Value of any asset of the Company is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses;

(iv) gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

(v)  in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing Net Income and Net Losses, there shall be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of Depreciation; and

(vi) any items that are allocated pursuant to Section 4.2 or 4.3 of the LLC Agreement shall not be taken into account in computing Net Income or Net Losses.

The amounts of the items of income, gain, loss or deduction of the Company available to be allocated pursuant to Sections 4.2 and 4.3 of the LLC Agreement shall be determined by applying rules analogous to those set forth in clauses (i) through (v) above.

"Net Income Tax Distribution Amount" means, for any Allocation Period, the product of (i) the Applicable Rate and (ii) a Member's allocable share of Net Income for such Allocation Period.

"Nonrecourse Deductions" has the meaning set forth in Regulations §§ 1.704-2(b)(1) and 1.704-2(c).

"Nonrecourse Liability" has the meaning set forth in Regulations § 1.704-2(b)(3).

"Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding.

"Participation Agreement" means a Participation Agreement substantially in the form of Exhibit E to the LLC Agreement entered into on the date hereof between the Lender and the Initial Class B Member, pursuant to which the Initial Class B Member shall have agreed to purchase from the Lender certain participations in Advances made to the Company from time to time by the Lender under the Credit Agreement.

"Percentage Interest" with respect to each Member, means a fraction, expressed as a percentage, the numerator of which is the number of Units held by such Member, and the denominator of which is the aggregate number of Units held by all Members (and "Percentage Interest" with respect to each Member's Interest or Units of a particular Class shall have a correlative meaning).

"Permitted Assets" means

(a) in relation to the Company: (i) Financial Investments; (ii) Merchant Advance Contracts, including future receivables thereunder; (iii) intellectual property rights; (iv) furniture, fixtures and equipment; (v) equity interests in Subsidiaries and other Persons (to the extent permitted in the LLC Agreement); and (vi) other assets approved in writing by the Required Directors; and

(b) in relation to the Servicer Subsidiary: (i) furniture, fixtures and equipment; and (ii) other assets approved in writing by the Required Directors.

"Permitted Reorganization" has the meaning set forth in Section 3.6.

"Person" means any individual, trust, estate, association, Business Entity or other entity, or a government or any political subdivision or agency thereof.

"Presumed Tax Liability" means, with respect to each Member for any Fiscal Year, an amount equal to the product of (a) the amount of taxable income allocated by the Company to such Member for such Fiscal Year (taking any carryforwards of net operating losses and capital losses not previously taken into account, computed as if each Member's sole income in all Fiscal Years was income allocated to such Member by the Company) and (b) the Presumed Tax Rate.

"Presumed Tax Rate" for any Fiscal Year means the higher of the highest effective combined Federal, state and local income tax rate applicable during such Fiscal Year to a corporation or a natural person doing business solely in or residing in, New York City, New York, taxable at the highest marginal Federal income tax rate and the highest marginal New York State and New York City income tax rates (after giving effect to the Federal income tax deduction for such state and local income taxes, the state tax deduction for local income taxes, taking into account the effects of Code Sections 67 and 68 and the character of any income or gain, e.g. as long-term capital gains).

"Purchase Date" is defined in Section 11.1(b)(ii) of the LLC Agreement.

"Purchase Option" is defined in Section 11.1(a) of the LLC Agreement.

"Purchase Option Notice" is defined in Section 11.1(a) of the LLC Agreement.

"Purchase Price" is defined in Section 11.1(b)(iii) of the LLC Agreement.

"Regulations" means regulations promulgated under the Code (including temporary regulations), as such regulations are amended, modified or supplemented from time to time.

"Regulatory Allocations" is defined in Section 4.3 of the LLC Agreement.

"Relevant Member" means (a) in the case of Section 11.1(a)(i) of the LLC Agreement, any Member other than the Member which shall have breached the relevant term of this LLC Agreement, (b) in the case of Section 11.1(a)(ii) of the LLC Agreement, any Member represented by director(s) entitled to vote on the relevant matter, (c) in the case of Section 11.1(a)(iii) of the LLC Agreement, any Member or the Class A Noteholder, as the case may be (an "Investor") which is subject to such illegality or material increase in costs, (d) in the case of Section 11.1(a)(iv) of the LLC Agreement, any Investor other than the Investor which is the subject of such Bankruptcy, (e) in the case of Section 11.1(a)(v) of the LLC Agreement, (i) in the event the LEAF Services Agreement shall have been terminated as a result of the occurrence of a Bankruptcy Event (as defined therein) with respect to any Party (as so defined) pursuant to Section 2.2(a) thereof, the Class A Noteholder or any Class A Member, (ii) in the event the LEAF Services Agreement shall have been terminated at the election of the Company pursuant to Section 2.2(b)(ii) thereof, any Investor, (iii) in the event the LEAF Services Agreement shall have been terminated at the election of the Servicer (as defined therein) or LEAF, in either case, pursuant to Section 2.2(b)(ii) thereof, the Class A Noteholder or any Class A Member, (iv) in the event the LEAF Services Agreement shall have been terminated for Cause (as defined therein) pursuant to Section 2.2(b)(iii) thereof, the Class A Noteholder or any Class A Member, (f) in the case of Section 11.1(a)(vi) of the LLC Agreement, any Class B Member, (g) in the case of Section 11.1(a)(vii) of the LLC Agreement, the Class A Noteholder or any Class A Member, (h) in the case of Section 11.1(a)(viii) of the LLC Agreement, any Investor, (i) in the case of Section 11.1(a)(ix) of the LLC Agreement, any Investor and (j) in the case of Section 11.1(a)(x) of the LLC Agreement, any Class B Member.

"Relevant Provision" means, in relation to a Merchant Advance Contract, the following provisions (with terms not otherwise defined having the respective meanings set forth therein): (a) provisions specifying that the transactions contemplated in the Merchant Advance Contract constitute a purchase and sale of Future Credit Card Receivables, rather than a loan, (b) provisions relating to governing law, (c) the covenants of the counterparty to such Contract (the "Counterparty") set forth on the face page thereof under the heading "Certain Covenants", (d) the Owners' guarantee of the obligations of the Counterparty, (e) the Counterparty's acknowledgement that it shall have no right to repurchase Future Credit Card Receivables and (f) the Company's obligation, in the event the transactions contemplated in such Contract are held to be a loan rather than a purchase, to repay to the Counterparty the excess of amounts received by the Company over any applicable usurious rate of interest.

"Required Directors" means (i) prior to a Board Reduction, all directors of the Company and (ii) on and after a Board Reduction (at any time following the Conversion of the Class A Note), a majority of the Board of Directors, in any such case, excluding the Independent Director, except with respect to Section 6.4(e)(xviii).

"Responsible Officer" means, (i) with respect to the Class B Member, any senior officer of the Class B Member and (ii) with respect to the Company, the Managing Member.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor by merger, consolidation or otherwise to its business.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to the Securities Act or any successor law.

"Security Agreement" is defined in the Credit Agreement.

"Servicer Subsidiary" means the Servicer under (and as defined in) the LEAF Services Agreement, if acquired by the Company in accordance with Section 2.4 of such Agreement.

"Subsidiary" means, as to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the right or power to direct, in the case of any entity of which such Person or any of its Subsidiaries is a general partner, or both the beneficial ownership of and the right or power to direct, in any other case, such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, that no such corporation, partnership, joint venture or other entity shall constitute a Subsidiary of any other Person unless such entity would appear as a consolidated Subsidiary of such Person on a Consolidated balance sheet of such Person prepared in accordance with GAAP. Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

"Successor Corporation" means the corporation resulting from the Permitted Reorganization of the Company.

"Swap Agreement" means any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company shall be a Swap Agreement.

"Tax" or "Taxes" means any and all taxes (including net income, gross income, franchise, value added, ad valorem, gross receipts, leasing, excise, fuel, excess profits, sales, use, property (personal or real, tangible or intangible) and stamp taxes), levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, together with any and all interest, penalties, fines, additions to tax and interest thereon; provided, that the terms "Tax" and "Taxes" shall not include any governmental charge for which a direct product or service is received.

"Tax Distribution" has the meaning set forth in Section 5.2.

"Tax Matters Member" is defined in Section 8.3(a) of the LLC Agreement.

"Transaction Documents" means the LLC Agreement, the Class A Note, the Credit Agreement, the Security Agreement, each Account Control Agreement referred to in the Credit Agreement, the Fee Letter, each Merchant Advance Contract, each Credit Card Processor Services Agreement, the LEAF Services Agreement and any certificates and other documents and instruments related thereto.

"Triggering Event" is defined in Section 11.1(a) of the LLC Agreement.

"Underwriting Manual" means the Underwriting Manual attached as Exhibit G to the LLC Agreement, as such Underwriting Manual may be modified from time to time by written agreement of the Class A Noteholder or the Majority Class A Members, as the case may be, and the Majority Class B Members.

"United States" or "U.S." means the United States of America and the territories, possessions and territorial waters of the United States of America.

"Units" means the Units representing Interests in the Company.

"Unitholders Agreement" means the Unitholders Agreement, dated as of the date hereof, by and among the Company and the Members, as amended, modified or supplemented from time to time.

"Value" of the assets of the Company as of any date, means the fair market value of such assets as of such date, as determined by the Required Directors in good faith. Any determination of the Value or of the fair market value of an asset of the Company made in good faith by the Required Directors shall be binding on the Members for all purposes of this Agreement.

"Voluntary Bankruptcy" is defined in the definition of "Bankruptcy".

SECTION 1.02 Rules of Construction. This Annex A and, except as otherwise expressly provided in any Transaction Document with respect to specific rules of construction for such Transaction Document, all Transaction Documents and all appendices, schedules and exhibits to the Transaction Documents shall be governed by, and construed in accordance with, the following rules of construction:

(a) Computation of Time Periods. In the computation of periods of time from a specified date to a later specified date, the word or phrase "from" and "commencing on" mean "from and including" and the words or phrase "to" and "until" and "ending on" mean "to but excluding".

(b) Accounting Terms. All accounting terms shall be construed in accordance with GAAP applied consistently, except with respect to Capital Accounts and items entering into the computation of Capital Accounts, and except to the extent otherwise specified in the provisions of Section 1.01 or 1.02 hereof.

(c) No Presumption Against Any Party. Neither any Transaction Document nor any uncertainty or ambiguity therein shall be construed against any particular party, whether under any rule of construction or otherwise. On the contrary, each Transaction Document has been reviewed by each of the parties thereto and their respective counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties thereto.

(d) Use of Certain Terms. Unless the context of any Transaction Document requires otherwise, the plural includes the singular, the singular includes the plural, and "including" has the inclusive meaning of "including without limitation." The words "hereof," "herein," "hereby," "hereunder," and other similar terms of any Transaction Document refer to such Transaction Document (including this Annex A to the extent incorporated or referred to therein (whether or not actually attached thereto) and all other annexes, schedules and exhibits attached thereto) as a whole and not exclusively to any particular provision of such Transaction Document. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

(e) Headings and References. Article, Section and other headings are for reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of any Transaction Document or any provision thereof. References in any Transaction Document to Articles, Sections, Annexes, Schedules and Exhibits refer to Articles, Sections, Annexes, Schedules, and Exhibits of or to such Transaction Document, and references in Sections of such Transaction Document to any clause refer to such clause of such Section. Whether or not specified in any Transaction Document or in this Annex A, references in such Transaction Document or in this Annex A to such Transaction Document, any other Transaction Document or any other agreement include, unless otherwise provided in such Transaction Document or in this Annex A, this Annex A, such Transaction Document, the other Transaction Documents and such other agreements, as the case may be, as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the provisions thereof and of any other Transaction Documents applicable thereto. Whether or not specified in any Transaction Document or in this Annex A, a reference to any Applicable Law or law (as the case may be) as at any time shall mean that Applicable Law or law (as the case may be) as it may have been amended, restated, supplemented or otherwise modified from time to time, and any successor Applicable Law or law (as the case may be). A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Annex A or any Transaction Document governing the assignment of rights and obligations under, or the binding effect, of any provision of this Annex A or any Transaction Document.

Exhibit A
FORM OF MEMBERSHIP INTEREST

NUMBER [__]	ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE	CLASS [__]
MERIT CAPITAL ADVANCE, LLC

This Certifies that [_____________] is the owner of ___ Class [A/B] limited liability company interest units of Merit Capital Advance, LLC, a Delaware limited liability company (the "Company"), with such rights and privileges as are set forth in the Limited Liability Company Agreement of the Company dated as of March 15, 2007, as amended from time to time (the "LLC Agreement").

THE LIMITED LIABILITY COMPANY INTEREST UNIT REPRESENTED BY THIS CERTIFICATE (THE "MEMBERSHIP INTEREST") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE SECURITIES LAWS OF ANY STATE (THE "STATE ACTS") OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND IS BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE MEMBERSHIP INTEREST HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, BY ANY STATE SECURITIES COMMISSION OR BY ANY OTHER REGULATORY AUTHORITY OF ANY OTHER JURISDICTION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NEITHER THE MEMBERSHIP INTEREST NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT (A) TO THE EXTENT PERMITTED UNDER THE LLC AGREEMENT OR THE UNITHOLDERS AGREEMENT REFERRED TO THEREIN, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR FOR WHICH

SUCH REGISTRATION IS OTHERWISE NOT REQUIRED AND (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE LLC AGREEMENT AND THE UNITHOLDERS AGREEMENT REFERRED TO THEREIN. A COPY OF THE LLC AGREEMENT AND UNITHOLDERS AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST WITHOUT CHARGE.

THERE IS NO PUBLIC MARKET FOR THE MEMBERSHIP INTEREST AND NONE IS EXPECTED TO DEVELOP. THEREFORE, RECIPIENTS OF THIS MEMBERSHIP INTEREST OR ANY OTHER LIMITED LIABILITY COMPANY INTEREST WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE CONSTITUTES "SECURITIES" GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION.

In Witness Whereof, the said Company has caused this Certificate to be signed by its Managing Member this_________ day of _________, 20__.

MERIT CAPITAL ADVANCE, LLC

By: [__________],
as Managing Member

 By:_____________________________,

Name:________________________

Title: _________________________

Exhibit B
Form of LEAF Services Agreement

Exhibit C
Form of Member Interest Transfer

This MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT (this "Agreement") is made and entered into as of ___________, 20__, by and among [________], a Class [A/B] Member and a [__________] ("Assignor") and [designated assignee], a [___________] ("Assignee").

W I T N E S S E T H :

WHEREAS, Assignor is the owner of [ ] Class [A/B] Units representing Class [A/B] Member Interests (the "Assignor Class [A/B] Member Interest") in Merit Capital Advance, LLC, a Delaware limited liability company (the "Company");

WHEREAS, pursuant to Section 11.1 of the Limited Liability Company Agreement of the Company, dated as of March 15, 2007 (the "LLC Agreement"; terms used in this Agreement but not defined herein shall have the meanings given to such terms in the LLC Agreement), the Assignee has the right, following the occurrence of any Triggering Event and subject to certain other conditions set forth in Section 11.1 of the LLC Agreement, to elect to purchase the Assignor Class [A/B] Member Interest;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for the good and valuable consideration specified in the LLC Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment and Delegation. Assignor does hereby irrevocably from and after the Effective Time (as defined below) (a) sell, transfer, assign and deliver to Assignee all of Assignor's right, title and interest in and to the Assignor Class [A/B] Member Interests (Assignor's assigned interest, an "Assigned Interest") and (b) transfer, delegate and deliver to Assignee all of Assignor's obligations and liabilities in respect of the Assignor Class [A/B] Member Interests (Assignor's delegated obligations, the "Delegated Obligations").

THE ASSIGNED INTEREST IS SOLD AND TRANSFERRED IN "AS IS, WHERE IS" CONDITION AT THE EFFECTIVE TIME AND ASSIGNOR MAKES NO WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE. Nothing in the foregoing is intended to limit or otherwise affect in any manner Assignor's representations and warranties set forth in Section 5 of this Agreement.

Notwithstanding the foregoing, Assignor shall retain any and all rights of Assignor in and to each and every indemnity or other similar payment under the LLC Agreement, in each case, with respect to claims arising, or events, acts or omissions occurring, or circumstances existing, prior to the Effective Time.

2. Acceptance and Assumption. Assignee hereby from and after the Effective Time (i) accepts the assignment of Assignor's Assigned Interest and (ii) assumes Assignor's respective Delegated Obligations.

3. Effectiveness. This Agreement shall be effective upon the execution and delivery hereof and the payment of the purchase price payable to Assignor pursuant to Section 11.1 of the LLC Agreement (the "Effective Time").

4. Release. As of the Effective Time, Assignee, on its own behalf and on behalf of its members, affiliates, subsidiaries, managers, officers and external advisers (collectively, the "Releasing Parties") grants to Assignor and its equity holders, affiliates, subsidiaries, managers, officers and external advisers (collectively, the "Released Parties") a release as broad as permitted by law with respect to any liability, claim, or contingency or any other responsibility that may arise in relation with or derived from the operations of the Company carried out on or after the date hereof; provided, that the foregoing release shall not operate to release obligations of any Released Parties under this Agreement. Subject to the foregoing, each Releasing Party waives any right, action or claim of any kind against any Released Parties in relation with or derived from the operations of the Company carried out on or after the date hereof.

5. Representations of Assignor. Assignor hereby represents and warrants to Assignee that, as of the date hereof:

(a)	Assignor is the owner of its Assigned Interest; and

(b)
Assignor has not previously encumbered, sold or assigned the Assigned Interest (except with respect to encumbrances and other transfer restrictions imposed by the LLC Agreement, the Unitholders Agreement and/or applicable laws (including, without limitation, applicable securities laws)).

6. Representations of Assignee. By executing this Agreement, the Assignee hereby makes to the Company and each other Member, as of the date hereof, each of the Assignee's representations and warranties as a Member in Section 3.5 of the LLC Agreement.

7. Further Assurance. Each of the parties to this Agreement agrees that at any time and from time to time, it shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as may reasonably be necessary in order to give full effect to this Agreement and of the rights and powers herein granted. Without limitation, upon execution and delivery of this Agreement, the Assignee shall execute and deliver to the Company and each other Member a counterpart to the Unitholders Agreement.

8. Amendment. This Agreement may be changed, modified or terminated only by an instrument in writing signed by each of the parties hereto.

9. Governing Law. This Agreement shall be governed by and construed under the law of the State of Delaware, without regard to the conflict of law principles thereof.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereto.

[Signature pages following.]

NY3:#7400967v15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date indicated above.

ASSIGNOR:
[ASSIGNING MEMBER]

By:_________________________________
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:_________________________________
Name:
Title:

By its execution of this Agreement, Merit Capital Advance, LLC hereby acknowledges that the Assignor shall be released from all of its obligations under the LLC Agreement accruing from and after the Effective Time

MERIT CAPITAL ADVANCE, LLC

By: [__________],
as Managing Member

By:_________________________________
Name:
Title:

Exhibit D
Form of Merchant Advance Contract

Exhibit E
Form of Participation Agreement

Exhibit F
Form of Class A Note

Exhibit G
Underwriting Manual